Exhibit 10.19

DEED OF

LEASE

43.	OPTIONS TO EXTEND.	51
44.	RIGHT OF FIRST OFFER.	52
45.	HOLD SPACE PREMISES.	54
46.	RIGHT OF FIRST NOTICE SPACE.	56

	SIGNATURES	59

Exhibit A – Premises Plan Showing 5th Floor

Exhibit B – Declaration of Acceptance

Exhibit C – Work Agreement

Exhibit C-1 – Shell Condition Definition

Exhibit C-2 – Preliminary Space Plan

Exhibit D – Rules and Regulations

Exhibit E – [Intentionally Omitted.]

Exhibit F – Form of Subordination Non-Disturbance and Attornment Agreement

Exhibit G – Plan Showing Ninth Street and Pedestrian Walkway

Exhibit H – Plan Showing Example of Proposed Layout of Hold Space Premises

DEED OF

LEASE

THIS DEED OF LEASE (the “Lease”) is made and entered into this 31 day of July, 2012, by and between NORTH GLEBE OFFICE, L.L.C., a Delaware limited liability company (“Landlord”) and EVOLENT HEALTH, INC., a Delaware corporation (“Tenant”).

In consideration of the Rent hereinafter reserved and the agreements hereinafter set forth, Landlord and Tenant mutually agree as follows:

1.	DEFINITIONS.

Lease Specific

A. Building: a ten (10) story building containing approximately two hundred seventy-four thousand two hundred ninety (274,290) square feet of office rentable area and three hundred one thousand eight hundred ninety-five (301,895) square feet of total rentable area as of the date hereof and located at 800 N. Glebe Road, Arlington, Virginia. Except as otherwise expressly provided in this Lease, the term “Building” shall include all portions of said building, including, but not limited to, the Premises, the Common Areas and the garage.

B. Premises: approximately thirty-three thousand nine hundred seventy-two (33,972) square feet of rentable area comprising the entire fifth (5th) floor of the Building, as more particularly designated on Exhibit A, and subject to expansion pursuant to Sections 44, 45 and 46 hereof. The rentable area in the Building and in the Premises has been determined by Landlord’s architect in accordance with the Building Owners and Managers Association International Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996 (the “BOMA Method”), and such measurement has been conclusively accepted by Landlord and Tenant. No remeasurement of the Premises or the Building shall result in any modification to the economic terms set forth in this Lease.

C. [Intentionally Omitted.]

D. Term: Approximately seventy-two (72) months following the Lease Commencement Date, as more particularly defined in Section 2.A. hereof.

E. Anticipated Lease Commencement Date: January 1, 2013. The actual Lease Commencement Date shall be the date defined as such in Section 2.A. hereof.

F. Base Rent: One Million One Hundred Eighty-Nine Thousand Twenty Dollars ($1,189,020.00) for the first Lease Year, divided into twelve (12) equal monthly installments of Ninety-Nine Thousand Eighty-Five Dollars ($99,085.00) for the first Lease Year, and thereafter as increased by the Base Rent Annual Escalation Percentage, as set forth in Section 4.A hereof.

G. Base Rent Annual Escalation Percentage: two and three quarters percent (2.75%).

H. [Intentionally Omitted.].

I. [Intentionally Omitted.].

J. Security Deposit: Two Million Dollars ($2,000,000.00), subject to reduction as set forth in Section 35.A. hereof and subject to increase as set forth in Sections 44, 45 and 46 hereof.

K. Brokers: Jones Lang LaSalle Americas, Inc., as agent for Tenant.

L. Tenant Notice Address: 3101 Wilson Boulevard, Suite 500, Arlington, Virginia 22201, Attn: VP, Finance & Operations until Tenant has commenced beneficial use of the Premises, and at the Premises, Attn: VP, Finance & Operations, after Tenant has commenced beneficial use of the Premises.

M. Landlord Notice Address: JBG/Commercial Management, L.L.C., 4445 Willard Avenue, Suite 400, Chevy Chase, Maryland 20815, Attention: Executive Vice President-Commercial Asset Management, with copies to: Greenstein DeLorme & Luchs, P.C., 1620 L Street, N.W., Suite 900, Washington, D.C. 20036, Attention: Abraham J. Greenstein, Esq.

N. Landlord Payment Address: North Glebe Office, L.L.C. and delivered to North Glebe Office, L.L.C. at 4445 Willard Avenue, Chevy Chase, MD 20815, Attention: Accounts Receivable Department.

O. Building Hours: 8:00 a.m. to 7:00 p.m. on Monday through Friday (excluding Holidays) and 9:00 a.m. to 1:00 p.m. on Saturday (excluding Holidays), and such other hours, if any, as Landlord from time to time determines.

P. Guarantor(s): None.

Q. Parking Permits: As set forth in Section 34 hereof.

General

R. Alterations: Any improvements, alterations, fixed decorations or modifications, structural or otherwise, to the Premises, the Building or the Land, as defined below, including but not limited to the installation or modification of carpeting, partitions, counters, doors, air conditioning ducts, plumbing, piping, lighting fixtures, wiring, hardware, locks, ceilings and window and wall coverings.

S. Common Areas: Those areas of the Building and/or Land, as the case may be, made available by Landlord for use by Tenant in common with Landlord, other tenants of the Building and the employees, agents and invitees of Landlord and of such other tenants. Notwithstanding the fact that the Premises comprise the entire leasable area of the fifth (5th) floor of the Building, and may at some date comprise the entire leasable area of the sixth (6th) floor of the Building, Landlord shall maintain the core area facilities on such floor(s), including core area restrooms, water fountains, utility closets, and the like.

T. Default Rate: That rate of interest which is five (5) percentage points above the annual rate of interest which is publicly announced by Bank of America or its successor entity, if applicable (“Bank of America”), from time to time as its “prime” rate of interest, irrespective of whether such rate is the lowest rate of interest charged by Bank of America to commercial borrowers. In the event that Bank of America ceases to announce such a prime rate of interest, Landlord, in Landlord’s reasonable discretion, shall designate the prime rate of interest by another bank located in the Washington, D.C. metropolitan area, which shall be the prime rate of interest used to calculate the default rate.

U. Ground Leases: All ground and other underlying leases from which Landlord’s title to the Land and/or the Building is or may in the future be derived. “Ground Lessors” shall denote those persons and entities holding such ground or underlying leases.

V. Holidays: New Year’s Day, Presidents’ Day, Martin Luther King, Jr.’s Birthday, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, Christmas Day and any other holidays designated by an executive order of the President of the United States or by Act of Congress; provided, however, that Landlord retains the right, in its sole discretion, to increase or to decrease the legal holidays which it observes, provided that such additional or reduced Holidays are reasonably consistent with the Holidays in other comparable office buildings in Arlington, Virginia.

W. Land: The real estate that supports the Building, and all associated easements.

X. Tenant’s Work: All work to be performed by Landlord or Tenant, as applicable, under the Work Agreement, including Additional Tenant Work (as defined in Exhibit C).

Y. Lease Commencement Date: The date this Lease commences, as determined pursuant to Section 2.A. below.

Z. Lease Year: That period of twelve (12) consecutive calendar months that commences on the Lease Commencement Date, and each consecutive twelve (12) month period thereafter; provided, however, that if the Lease Commencement Date is not the first day of a month, then the second Lease Year shall commence on the first day of the month following the month in which the first anniversary of the Lease Commencement Date occurs. The earliest such twelve (12) month period shall be referred to as the “first Lease Year,” and each of the following Lease Years shall similarly be numbered for identification purposes.

AA. Mortgages: All mortgages, deeds of trust and similar security instruments which may now or in the future encumber or otherwise affect the Building or the Land, including mortgages related to both construction and permanent financing. “Mortgagees” shall denote those persons and entities holding such mortgages, deeds of trust and similar security instruments.

BB. Operating Expenses: All costs and expenses incurred by Landlord during any calendar year in managing, operating and maintaining the Building and the Land (collectively, the “Property”), as well as the pro rata portion (between the Property and the property known as Lot 2 of the subdivision known as 800/900 North Glebe Road as shown on a plat attached as Exhibit “A” to that certain Declaration of Easements, Covenants and Restrictions dated as of July 20,2008 and recorded in the Office of the Clerk of the Court of Arlington County, Virginia on July 31, 2008 in Deed Book 4207 at Page 587, of costs of maintenance and repair and replacement (i.e., not any initial installations costs) of the portion of Ninth Street and the pedestrian walkway which serve the Building and are shown on Exhibit G attached hereto and made a part hereof, all as determined by Landlord in accordance with generally accepted accounting principles (“GAAP”), to the extent that GAAP is applicable and, if and to the extent that GAAP is not applicable, then in accordance with an accounting system established and regularly applied by Landlord and consistent with accounting systems used by landlords of comparable office buildings in Arlington, Virginia. Such costs and expenses shall include, but not be limited to, the cost of water, gas, sanitary sewer, storm sewer, electricity (with respect only to the Common Areas of the Building and electricity for central plant equipment that serves the Building’s central heating and air conditioning systems (including, for example, but without limitation, the Building’s chiller and cooling tower) and not otherwise with respect to the Premises, it being agreed that Tenant shall pay for electricity otherwise utilized in the Premises in accordance with Section 12.G. hereof) and other utilities, trash removal, telephone services, insurance, janitorial and char services and supplies, security services, labor costs (including social security taxes and contributions and fringe benefits), charges under maintenance and service contracts (including, but not limited to, chillers, boilers, elevators, window and security services), central heating and air conditioning, management fees (not to exceed an amount equal to three percent (3%) of gross rents received for the Building, less property management fees), business taxes, license fees, costs, charges and other assessments made by or for any entity operating a business improvement district in which the Building is located, the costs of commissioning or recommissioning the Building to enhance its operating performance after the first Lease Year and thereafter not more often than every three (3) Lease Years, the cost of operating, maintaining and repairing on-site cogeneration equipment, including utility standby fees, but not to exceed the amount that would be payable to a third-party utility for the same electric service on the utility’s rate schedule and the cost of any equipment or services provided by Landlord in connection with the servicing, operation, maintenance, repair and protection of the Building and the Land and related exterior appurtenances (whether or not provided on the Lease Commencement Date). Operating Expenses shall include the cost of capital improvements made by Landlord to manage, operate or maintain the Building, together with any financing charges incurred in connection therewith, provided that such costs shall be amortized at seven percent (7%) per annum over the useful life of the improvements and only the portion attributable to the calendar year shall be included in Operating Expenses for the calendar year, further provided, that capital expenditures shall be limited to (i) improvements or building elements added to the Building which in Landlord’s reasonable judgment will increase the efficiency of the Building (i.e., are reasonably anticipated by Landlord, based on an analysis and recommendation from a third party engineer or other professional consultant, to reduce Operating Expenses as they relate to the item which is the subject of the capital expenditure or to reduce the rate of increase in the Operating Expense which relates to the item which is the subject of the capital expenditure from what it otherwise may have been reasonably anticipated to be in the absence of such capital expenditure (a “Cost Saving Capital Improvement”)), provided that (a) the amortization (principal plus interest) of any such Cost Saving Capital Improvement is reasonably anticipated to be less than the anticipated savings resulting from such increased efficiency as reasonably anticipated by Landlord, based on an analysis and recommendation from a third party engineer or other professional consultant, and (b) in no event shall the amount of annual amortization of any such Cost Saving Capital Improvement exceed three percent (3%) of Operating Expenses for such year (calculated with the inclusion of the Cost Saving Capital Improvement) or the amount of the actual savings from such Cost Saving Capital Improvement, whichever is greater (except that with respect to the first five (5) Lease Years, no Cost Saving Capital Improvements may be included in Operating Expenses), and (ii) improvements or replacements which are required to comply with the requirements of any Laws (as hereinafter defined), which become effective after the Lease Commencement Date, shall be included in Operating Expenses for any calendar year. Operating Expenses shall not include: (1) Real Estate Tax Expenses; (2) the cost of any work to deliver the Premises to Tenant in the condition described in Exhibit C-1 attached hereto and made a part hereof; (3) the Tenant Allowance; (4) the brokerage commissions described in Section 29 hereof or any other incurred by Landlord; (5) costs incurred for any items to the extent recovered under a manufacturer’s, materialmen’s, vendor’s or contractor’s warranty at any time; (6) depreciation or amortization, except as expressly permitted above in this Section 1.BB with respect to capital improvements, repairs and replacements; (7) leasing, sale or other brokerage commissions (whether employed in-house or not) or marketing, advertising or promotional expenses of any kind (including, without limitation, fees payable to the U.S. Green Building Council or its affiliates in pursuing Leadership in Energy and Environmental Design (“LEED”) certification for the Building); (8) the cost (including taxes) of any item which, in accordance with generally accepted accounting principles, consistently applied, is, or should be, capitalized on the books of Landlord except as expressly permitted above in this Section 1.BB; (9) the cost (including taxes) of performing work or furnishing utilities or services to or for any tenant or to any area of the Building available for leasing by tenants, other than Tenant, to the extent that the nature of such work, utilities or service is in excess of the nature of any work or service provided or available to Tenant; (10) salaries, wages, bonuses, benefits and social security and payroll taxes and all other compensation and benefits of all office, management or administrative personnel, officers, executives and staff members of Landlord or Landlord’s agents, or of Landlord’s independent contractors, above the grade of portfolio manager (it being understood that the portfolio manager level is above the property manager level but (A) is not an asset or investment manager and (B) is responsible for overseeing day-to-day property management matters); provided, however that (x) with respect to such portfolio manager and other of Landlord’s personnel below the grade of portfolio manager assigned part-time to the operation, management, maintenance or repair of the Building, Operating Expenses shall include only a reasonable allocation of the wages, salary, and other compensation and benefits paid to any on-site or off-site personnel who are assigned part-time to the operation, management, maintenance, or repair of the Building, which reasonable allocation shall be made on the basis of the number of square feet in the Building and in any other building also served by each such person, and (y) not exceed twenty percent (20%) of the salary of a portfolio manager or thirty percent (30%) of the salary of senior property manager; (11) any unfunded pension or other benefits for any personnel which shall have accrued prior to the Lease Commencement Date; (12) any rent, additional rent, imposition or other charge under any lease or sublease to or assumed, directly or indirectly, by Landlord or any Landlord affiliate; (13) ground rent under any lease, except any portions of such rent which are for the payment of real estate taxes or insurance premiums for the Building, and which would otherwise be includable in Operating Expenses or in Real Estate Tax Expenses; (14) any cost which would otherwise be an Operating Expense to the extent the same is reimbursed to or for the benefit of Landlord by proceeds of insurance (or would be reimbursable if Landlord maintained or caused to be maintained the insurance required by Section 17.C. or by a condemnation award, refund, credit, warranty, service contract, or from any tenant (including Tenant) of the Building; (15) any costs (including acquisition, leasing, use and insurance) relating to sculpture, paintings or other objects of art; (16) accounting fees, other than those incurred directly in connection with the preparation of, or other activities solely relating to, statements required pursuant to the provisions of this Lease and similar provisions of other leases of space in the Building; (17) legal fees; (18) interest or penalties for late payment of any sum so long as Tenant is then current in the payment of all Rent due hereunder; (19) costs and expenses (including court costs, attorneys’ fees and disbursements) related to or arising under or in connection with disputes with tenants, any lessor under a ground lease or any holder of a mortgage or deed of trust and any cost incurred in connection with leasing, mortgaging, financing, refinancing, sale, any ground lease or any payment or prepayment of debts; (20) the cost of any work or services performed or other expenses incurred in connection with installing any new or specialty service or facility, such as a transportation or shuttle service, an observatory, a broadcasting facility or any luncheon, athletic or recreational club, and the cost of operating and maintaining such new or specialty service or facility; (21) any costs incurred in the removal, containment, encapsulation, or disposal, of or repair or cleaning of areas affected by, asbestos, PCBs or other hazardous substances, which are deemed by any applicable federal, state or municipal law, order, rule or regulation to be hazardous to health, safety or the environment; (22) costs incurred in connection with a sale, lease, transfer or any testamentary transfer or capital event involving all or any part of the Building or the Land or any interest therein or of any interest in Landlord or in any person comprising, directly or indirectly, Landlord, or in any person having any control or equity interest, directly or indirectly, in Landlord; (23) costs incurred to correct any misrepresentation by Landlord herein or related to or arising out of any indemnity obligation; (24) any expense arising by reason of the negligence, tortious acts or omissions of, or default under any agreement or lease by Landlord or Landlord’s agents, employees or contractors affecting the Building or the Land or any portion thereof; (25) payments for rented equipment, the cost of which would constitute an excluded capital expenditure if the equipment were purchased; (26) any compensation paid to clerks, attendants or other persons in concessions operated for profit by Landlord or any of Landlord’s agents or any affiliate of Landlord; (27) any fines, penalties or other governmentally imposed charges incurred as a result of violation by Landlord or the Building of any legal requirement; (28) the incremental cost of any use of overtime labor in connection with the operation of the Building to the extent such use is the result of Landlord’s efforts to cure a default by it under this Lease or any other lease of space in the Building; (29) costs for which Landlord receives a management fee, including without limitation, accounting (except as expressly permitted in clause (16) above), secretarial, bookkeeping, office furniture and equipment, office rent, asset manager, audit, software, computer hardware, printer, and other such costs and expenses; (30) the value or lost income to Landlord of any space in the Building which is utilized for the leasing of the Building, other than the portion of such value or lost income for any management (but not leasing) office, if any, comprising not more than 1,000 square feet of rentable area which is allocable to the management of the Building; (31) franchise, transfer, inheritance or capital stock taxes or taxes imposed upon or measured by the income or profits of Landlord or any fee, tax, charge or other item specifically excluded from the definition of Taxes; (32) principal, interest or any other charges on any debt; (33) the cost of any services, alterations, additions, changes, decorations, repairs, replacements or other items which are made or incurred in order to prepare space for a tenant’s initial occupancy or lease renewal or extension; (34) any amount paid to any Landlord affiliate to the extent such amounts are in excess of arm’s length, competitive fees for the performance of such work in the Washington, D.C. metropolitan area; (35) any cost or expense (including, without limitation, real estate taxes, elevators, labor, management fees, costs for operation, utilities, taxes, insurance and, personnel expenses, but not maintenance, repair and, to the extent permitted hereunder, replacement, costs) incurred in connection with or allocable to the Building’s garage; (36) the cost of any reconstruction or restoration; (37) any cost or expense incurred for or in connection with correcting defects in the design, development, construction, equipment or systems of the Building or in order to comply with any condition existing in violation of Laws on the Lease Commencement Date; (38) bad debt loss or reserve; (39) any reserve for repairs, maintenance, replacements or any other purpose; (40) any cost or expense (including, without limitation, real estate taxes, elevators, labor, management fees, costs for operation, utilities, taxes, insurance and personnel expenses) incurred in connection with or allocable to the retail space in the Building; (41) any expenses, capital or otherwise related to the operation of the Garage, which excluded costs shall include, but not be limited to, the costs of restriping, power washing, sweeping, cleaning, repairs or replacement of the Garage door, any capital improvements in the Garage and all personnel costs for operation of the Garage (as opposed to costs of maintenance, repair, noncapital replacements, utilities, insurance and other costs which, if they were incurred with respect to any Common Areas of the Building, would be includable in Operating Expenses pursuant to this Section 1.BB.; provided, however, that none of such costs shall be includable in Operating Expenses if, and to the extent that, they are reimbursed to Landlord by a Garage tenant pursuant to specific provisions in its Garage lease); (42) any initial construction costs of the Building, including initial stock of tools, vehicles, equipment and similar items, and tap fees, connection fees or the like for sewer and water connections; and (43) insurance deductibles over $25,000. If, in any calendar year during the Term (including, but not limited to, the Base Year), Landlord shall furnish any utility or service (which varies with occupancy of the Building and is included in the definition of Operating Expenses) to less than one hundred percent (100%) of the rentable area of the Building because (i) less than all of the rentable area of the Building is occupied, (ii) any such utility or service is not desired or required by any tenant, or (iii) any tenant is itself obtaining or providing any such utility or service, then the Operating Expenses for such calendar year shall be increased to equal the total expenses that Landlord reasonably estimates it would have incurred if Landlord had provided all such utilities and services to one hundred percent (100%) of the rentable area of the Building for the entire calendar year. For example, if the average occupancy rate of the Building during a calendar year is eighty percent (80%), the janitorial contractor’s charges are $1.00 per occupied rentable square foot per year, and the Building contains one hundred thousand (100,000) rentable square feet of space, then it would be reasonable for Landlord to estimate that, if the Building had been one hundred percent (100%) occupied during the entire calendar year, janitorial charges for such calendar year would have been One Hundred Thousand Dollars ($100,000) and to compute the Operating Expenses for such calendar year accordingly. In no event shall the provisions of this paragraph be used to enable Landlord to collect from the tenants of the Building more than one hundred percent (100%) of the costs and expenses incurred by Landlord in managing, operating and maintaining the Building and the Land.

CC. Premises’ Standard Electrical Capacity: The electrical capacity sufficient to support Tenant’s balanced consumption as defined in Exhibit C-1 (Base Building Shell Definition).

DD. Real Estate Tax Expenses: All (1) real estate taxes, arena taxes, solid waste taxes and related charges, front foot benefit charges, special user fees, rates, and assessments (including general and special assessments, if any), ordinary and extraordinary, foreseen and unforeseen, which are imposed upon Landlord or assessed against the Building or the Land or Landlord’s personal property used in connection therewith; (2) other present or future taxes or governmental charges that are imposed upon Landlord or assessed against the Building or the Land which are in the nature of or in substitution for real estate taxes, including any tax levied on or measured by the rents payable by tenants of the Building, all taxes and assessments for public improvements or any other purpose and any gross receipts or receipts or similar taxes; and (3) expenses (including, without limitation, attorneys’ and consultants’ fees and court costs) incurred in reviewing, protesting or seeking a reduction of real estate taxes, whether or not such protest or reduction is ultimately successful. Subject to the foregoing, Real Estate Tax Expenses shall not include any inheritance, estate, gift, franchise, corporation, net income or net profits tax assessed against Landlord from the operation of the Building, nor shall Real Estate Taxes include any incremental tax or surcharge imposed on the Land and/or the Building to repay any loan or leasehold financing advanced by a governmental agency to pay for any capital improvement, such as “property assisted clean energy” loans.

EE. Rent: All Base Rent and Additional Rent.

(1) Base Rent: The amount payable by Tenant pursuant to Section 4.A. below.

(2) Additional Rent: All sums of money payable by Tenant pursuant to this Lease other than Base Rent.

(3) Monthly Rent: A monthly installment of Base Rent and Additional Rent, if any, which shall equal one-twelfth (1/12th) of Base Rent and Additional Rent then in effect.

FF. Tenant’s Personal Property: All equipment, improvements, furnishings and/or other property now or hereafter installed or placed in or on the Premises by and at the sole expense of Tenant or with Tenant’s permission (other than any property of Landlord), with respect to which Tenant has not been granted any credit or allowance by Landlord, and which: (i) is removable without damage to the Premises, the Building and the Land, and (ii) is not a replacement of any property of Landlord, whether such replacement is made at Tenant’s expense or otherwise. Notwithstanding any other provision of this Lease, Tenant’s Personal

Property shall not include any improvements or other property installed or placed in or on the Premises as part of Tenant’s Work, whether or not any such property was purchased or installed at Tenant’s expense.

GG. Unavoidable Delay: Any delays due to strikes, labor disputes, shortages of material, labor or energy, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or any other causes beyond the control of Landlord or Tenant (as applicable).

HH. Work Agreement: Exhibit C, the terms of which are hereby expressly incorporated in this Lease.

2.	TERM.

A. Term of Lease: The term of this Lease (the “Term”) shall commence on a date (the “Lease Commencement Date”), as defined below, and shall terminate at Midnight on the last day of the sixth (6th) Lease Year, or such earlier date on which this Lease is terminated pursuant to the provisions hereof (the “Lease Expiration Date”). The Lease Commencement Date shall be the earlier of (i) January 1, 2013, or (ii) the date Tenant substantially completes Tenant’s Work (as defined in the Work Agreement) and commences beneficial use of any part of the Premises for the conduct of its business operations therein. It is presently anticipated that the Premises will be delivered to Tenant on or before the fifth (5th) business day following the later of the date on which (i) this Lease has been fully executed by Landlord and Tenant and delivered by each to the other or (ii) Tenant has delivered to Landlord an acceptable Letter of Credit in accordance with the terms and conditions of Section 35 hereof; provided, however, that if Landlord does not deliver possession of the Premises by such date, Landlord shall not have any liability whatsoever, and this Lease shall not be rendered void or voidable, as a result thereof. Notwithstanding the foregoing, in the event Landlord fails to deliver possession of the Premises to Tenant by the date (the “Outside Delivery Date”) which is the later to occur of (a) August 1, 2012, or (b) the fifth (5th) business day following delivery by Tenant to Landlord of an acceptable Letter of Credit in accordance with Section 35 hereof, then the Lease Commencement Date shall be extended by one (1) day for each day from and after the Outside Delivery Date that Landlord fails to deliver possession of the Premises to Tenant. Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord for the Term.

B. Declarations: If requested by Landlord at any time during the Term, Tenant promptly will execute a declaration in the form attached hereto as Exhibit B.

C. Effective Date: The rights and obligations set forth in this Lease, except for the obligation to pay Rent and as otherwise specifically provided herein to the contrary, shall become effective on the date of final execution of this Lease.

3.	WORK AGREEMENT.

Tenant agrees to improve the Premises in accordance with the Work Agreement, and Landlord shall have no obligation to make any improvements or alterations to the Premises.

4.	RENT.

From and after the Lease Commencement Date, Tenant shall pay to Landlord Base Rent and Additional Rent as are set forth in this Section 4 and in Section 5 below.

A. Base Rent: Base Rent shall equal the following amounts:

Lease Year	Base Rent Per Square Foot Per Annum	Base Rent Per Annum	Monthly Base Rent
1	$35.00	$1,189,020.00	$99,085.00
2	$35.96	$1,221,633.12	$101,802.76
3	$36.95	$1,255,265.40	$104,605.45
4	$37.97	$1,289,916.84	$107,493.07
5	$39.01	$1,325,247.72	$110,437.31
6	$40.08	$1,361,597.76	$113,466.48

Tenant shall pay Base Rent to Landlord in equal monthly installments (“Monthly Base Rent”) in advance on the first day of each calendar month during the Term, without notice, except that the first monthly installment of Base Rent shall be paid upon execution of this Lease. Notwithstanding the foregoing, Landlord shall grant to Tenant a “rent holiday” from the payment of the installments of Monthly Base Rent for the four (4) months following the Lease Commencement Date (the “Free Rent Period”). During such Free Rent Period, the Monthly Base Rent shall be abated (such rental abatement being hereinafter referred to as the “Free Rent Allowance”); provided, however, that (i) the Free Rent Period and the granting of the Free Rent Allowance as provided hereunder shall not affect the Lease Commencement Date pursuant to Section 2.A. hereof, (ii) Tenant shall remain obligated during the Free Rent Period to perform all of Tenant’s obligations under this Lease except as expressly aforesaid (including, but not limited to, the payment of all Additional Rent coming due under this Lease), and (iii) in the event of any termination of this Lease by Landlord based upon a Default hereunder by Tenant before the end of the Free Rent Period, any remaining Free Rent Allowance hereunder shall be of no force or effect. If the first day following the last day of the Free Rent Period (such date being hereinafter referred to as the “Rent Commencement Date”) is a date other than the first day of a month, then Monthly Base Rent for the period commencing with and including the Rent Commencement Date and ending on and including the day prior to the first day of the following month shall be prorated at the rate of one-thirtieth (1/30th) of the Monthly Base Rent per day and shall be due and payable on the Rent Commencement Date and the first full payment of Monthly Base Rent shall be applied to the first full monthly installment of Monthly Base Rent which is due and payable immediately following the Rent Commencement Date.

B. Payment: All Base Rent and Additional Rent due and payable to Landlord under this Lease shall be paid to Landlord at the Landlord Payment Address. Payments of Rent (other than in cash), if initially dishonored, shall not be considered rendered until ultimately honored as cash by Landlord’s depository. Except as expressly set forth otherwise in this Lease, Tenant will pay all Rent to Landlord without demand, deduction, set-off or counter-claim. If any sum payable by Tenant under this Lease is paid by check which is returned due to insufficient funds, stop payment order, or otherwise, then: (a) such event shall be treated as a failure to pay such sum when due; and (b) in addition to all other rights and remedies of Landlord hereunder, Landlord shall be entitled (i) to impose, as Additional Rent, a returned check charge of Fifty Dollars ($50.00) to cover Landlord’s administrative expenses and overhead for processing, and (ii) to require that all future payments be remitted by wire transfer, money order, or cashier’s or certified check.

C. Late Fee: If Tenant fails to make any payment of Rent on or before the date when payment is due, then Tenant also shall pay to Landlord a late fee equal to five percent (5%) of the amount that is past due; provided, however, that on not more than one (1) occasion during any twelve (12) month period, such late fee shall not be assessed on a payment of Rent which is not made on the due date therefor if such payment of Rent is made on or before the fourth (4th) day following such due date, and thereafter the aforesaid late fee shall be applied to each subsequent required payment which is not received by the date on which such payment is due, rather than deferring such late fee until after the fourth (4th) day following the date when such payment is due; further provided, that on not more than one (1) occasion during any twelve (12) month period, Landlord shall give Tenant written notice of nonpayment of Rent as and when due hereunder and if such payment of Rent is made on or before the fourth (4th) day following such written notice from Landlord, then the aforesaid late fee shall be waived. Said late fee shall be deemed reimbursement to Landlord for its costs of carrying and processing Tenant’s delinquent account. Acceptance by Landlord of said late fee shall not waive or release any other rights or remedies to which Landlord may be entitled on account of such late payment.

D. REIT/UBTI: Landlord and Tenant agree that no rental or other payment for the use or occupancy of the Premises is or shall be based in whole or in part on the net income or profits derived by any person or entity from the Building or the Premises. Tenant further agrees that it will not enter into any sublease, license, concession or other agreement for any use or occupancy of the Premises which provides for a rental or other payment for such use or occupancy based in whole or in part on the net income or profits derived by any person or entity from the Premises so leased, used or occupied. Nothing in the foregoing sentence, however, shall be construed as permitting or constituting Landlord’s approval of any sublease, license, concession, or other use or occupancy agreement not otherwise approved by Landlord in accordance with the provisions of Section 23 of this Lease.

5.	ADDITIONAL RENT.

A. Sales, Use or Other Taxes or Traffic Mitigation Charges: If during the Term any governmental authority having jurisdiction over the Building or the Land levies, assesses or imposes any traffic mitigation charge or any tax on Landlord, the Premises, the Building or the Land or the rents payable hereunder, in the nature of a sales tax, use tax or any tax except (i) taxes on Landlord’s income, (ii) estate or inheritance taxes, or (iii) Real Estate Tax Expenses, then Tenant shall pay its proportionate share of any such tax or traffic mitigation charge to Landlord within fifteen (15) days after receipt by Tenant of notice of the amount of such tax or traffic mitigation charge.

B. To Cover Operating and Real Estate Tax Expenses:

(1) Definitions: As used herein, “Tenant’s Share of Operating Expenses” shall be that percentage of Operating Expenses which is the equivalent of the number of square feet of rentable area in the Premises (33,972 on the Lease Commencement Date) divided by the number of square feet of rentable area of office space in the Building (274,290 on the Lease Commencement Date). As used herein, “Tenant’s Share of Real Estate Tax Expenses” shall be that percentage of Increased Real Estate Tax Expenses which is equivalent to the number of square feet of rentable area in the Premises (33,972 on the Lease Commencement Date) divided by the number of square feet of rentable area (both office and retail) in the Building (301,895 on the Lease Commencement Date). However, in no event shall any of the aforesaid sums be less than zero.

(2) Payment of Tenant’s Share: In addition to all other Rent set forth herein, for the year which includes the Lease Commencement Date, and for each calendar year thereafter during the Term, Tenant shall pay to Landlord as Additional Rent an amount equal to Tenant’s Share of Operating Expenses and an amount equal to Tenant’s Share of Real Estate Tax Expenses; provided, however, that (a) for the calendar year during which the Lease Commencement Date occurs, Tenant’s Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses shall be prorated based upon the number of days in such calendar year following the Lease Commencement Date, and (b) for the calendar year during which the Term ends, Tenant’s Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses shall be prorated based upon the greater of: (i) the number of days during such calendar year that this Lease is in effect, or (ii) the number of days that Tenant actually occupies the Premises or any portion thereof.

C. Statements:

(1) For the year which includes the Lease Commencement Date, and for each calendar year thereafter during the Term, Landlord shall deliver to Tenant a statement estimating Tenant’s Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses for such calendar year, which Tenant shall pay in equal monthly installments in advance on the first day of each calendar month during each calendar year (provided that Tenant shall not be required to make any such payments for the period prior to the Lease Commencement Date). Tenant shall continue to pay such estimated Tenant’s Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses until Tenant receives the next such statement from Landlord, at which time Tenant shall commence making monthly payments pursuant to Landlord’s new statement. With the first payment of Additional Rent herein which is due at least fifteen (15) days after Tenant’s receipt of a statement from Landlord specifying the estimated Tenant’s Share of Operating Expenses and the estimated Tenant’s Share of Real Estate Tax Expenses payable during the calendar year, Tenant shall pay the difference between Tenant’s monthly share of such sums for the preceding months of the calendar year and the monthly installments which Tenant has actually paid for said preceding months.

(2) Notwithstanding the foregoing provisions of this Subsection 5.C., in determining Tenant’s Share of Operating Expenses for any calendar year, the portion of Operating Expenses for such calendar year which constitute Controllable Operating Expenses (as hereinafter defined) shall not exceed one hundred five percent (105%) of the amount of Controllable Operating Expenses (as hereinafter defined) actually included in Operating Expenses (after application of the Controllable Operating Expenses Cap) for the immediately preceding calendar year (the “Controllable Operating Expenses Cap”); provided, however, that in the event that Controllable Operating Expenses exceed such Controllable Operating Expenses Cap in any calendar year, Landlord may include the portion of Controllable Operating Expenses from such calendar year which was in excess of the Controllable Operating Expenses Cap for such calendar year in Operating Expenses for any future calendar year(s) until fully charged, so long as such Controllable Operating Expenses for any such future calendar year(s) do not exceed 105% of the Controllable Operating Expenses actually included in Operating Expenses (after application of the Controllable Operating Expenses Cap) in the immediately-preceding calendar year. As used herein, “Controllable Operating Expenses” shall mean all Operating Expenses except for the following: (i) license and permit fees of any nature; (ii) utility company charges; (iii) insurance premiums; (iv) the cost to remove snow and ice; (v) increased labor costs due to the requirement for use of labor subject to collective bargaining, which requirement was not in effect as of the Lease Commencement Date; (vi) costs of compliance with governmental requirements; and (vii) contractually mandated increases in costs.

D. Retroactive Adjustments: After the end of the year which includes the Lease Commencement Date, and after the end of each calendar year thereafter, Landlord shall determine the actual Operating Expenses and Real Estate Tax Expenses for such calendar year, Landlord shall calculate the foregoing sums and Landlord shall provide to Tenant a statement of Tenant’s Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses for the calendar year. Within thirty (30) days after delivery of any such statement, Tenant shall pay to Landlord (i) any deficiency between the amount shown as Tenant’s Share of Operating Expenses for the calendar year and the estimated payments thereof made by Tenant and (ii) any deficiency between the amount shown as Tenant’s Share of Real Estate Tax Expenses for the calendar year and the estimated payments thereof made by Tenant. Tenant shall be credited with any excess estimated payments toward the payments of Rent next becoming due and payable by Tenant, or, if the Term has expired, then following Landlord’s determination of such overpayment by Tenant, Landlord shall refund any excess estimated payments to Tenant within thirty (30) days after the later to occur of (i) the date on which Tenant has cured all defaults under this Lease, if any, or (ii) the date on which Tenant vacates the Premises.

E. Change in or Contest of Taxes: In the event of any change by any taxing body in the period or manner in which any of the Real Estate Tax Expenses are levied, assessed or imposed, Landlord shall have the right, in its sole discretion, to make equitable adjustments with respect to computing increases in Real Estate Tax Expenses. Real Estate Tax Expenses which are being contested by Landlord shall be included in computing Tenant’s Share of Real Estate Tax Expenses under this Section 5, but if Tenant shall have paid Rent on account of contested Real Estate Tax Expenses and Landlord thereafter receives a refund of such taxes, Tenant shall receive a credit toward the payments of Rent next becoming due and payable in an amount equal to Tenant’s proportionate share of such refund, or, if the Term has expired, then following Landlord’s determination of such overpayment by Tenant, Landlord shall refund any excess estimated payments to Tenant after the later to occur of (i) the date on which Tenant has cured all defaults under this Lease, if any, or (ii) the date on which Tenant vacates the Premises.

F. Audit: Any statement provided to Tenant by Landlord pursuant to this Section 5 shall be conclusive and binding upon Tenant unless, within ninety (90) days after receipt thereof, Tenant notifies Landlord of the respects in which the statement is claimed to be incorrect. Unless otherwise mutually agreed, any such dispute shall be determined by arbitration in the jurisdiction in which the Premises are located, in accordance with the then current commercial rules of the American Arbitration Association. The costs of the arbitration shall be divided equally between Landlord and Tenant, except that each party shall bear its own costs, unless the arbitration results in a determination that Landlord’s statement contained a discrepancy of at least five percent (5%) in Landlord’s favor, in which event Landlord shall bear all costs incurred in connection with such arbitration, including, without limitation, reasonable legal fees. Pending determination of any dispute, Tenant shall pay all amounts due pursuant to the disputed statement, but such payments shall be without prejudice to Tenant’s position. Upon at least fifteen (15) days notice to Landlord, Tenant shall have reasonable access during normal business hours and at Tenant’s expense, to appropriate books and records of Landlord relating to the amount of expenses covered by the disputed statement, for the purpose of verifying the statement. Any such review shall be made only by Tenant’s employees or real estate consultants with significant expertise and experience in auditing operating expenses in commercial office buildings in Washington, D.C. and/or by an auditor hired by Tenant who is a Certified Public Accountant (a “CPA”), which CPA or real estate consultant shall not be paid on a contingent fee basis.

6.	USE.

A. Permitted Use: Tenant shall use and occupy the Premises solely for general (non-medical and non-governmental) office purposes and for no other purpose.

B. Legal and Other Restrictions of Tenant’s Use: Tenant shall not use or occupy the Premises for any unlawful purpose, or in any manner that will violate the certificate of occupancy for the Premises or the Building or that will constitute waste, nuisance or unreasonable annoyance to Landlord or any other tenant or user of the Building (which shall include, without limitation, an obligation on the part of Tenant to not materially adversely affect the indoor air quality of the Building). Tenant shall comply with all present and future laws (including, without limitation, the Americans with Disabilities Act (the “ADA”) and the regulations promulgated thereunder, as the same may be amended from time to time), ordinances (including without limitation, zoning ordinances and land use requirements), regulations, orders and recommendations (including, without limitation, those made by any public or private agency having authority over insurance rates) (collectively, “Laws”) concerning the use, occupancy and condition of the Premises and all machinery, equipment, furnishings, fixtures and improvements therein, all of which shall be complied with in a timely manner at Tenant’s sole expense; however, Tenant shall not be responsible to make any structural alterations unless the need therefor results from Tenant’s particular manner of use of the Premises (as distinct from office use generally) or from any Alterations made by Tenant in the Premises. Notwithstanding the foregoing, Tenant shall have no obligation to construct capital improvements in the Premises to comply with Laws except as set forth in Section 6.D below. If any such Law requires an occupancy or use permit or license for the Premises or the operation of the business conducted therein (including a certificate of occupancy or nonresidential use permit), then Tenant shall obtain and keep current such permit or license at Tenant’s expense and shall promptly deliver a copy thereof to Landlord. Use of the Premises is subject to all covenants, conditions and restrictions of record. Tenant shall not use any space in the Building for the sale of goods to the public at large or for the sale at auction of goods or property of any kind. Tenant shall not conduct any operations, sales, promotions, advertising or special events in, on or about the Building outside of the Premises.

C. Landlord’s Obligation to Maintain Base Building: Landlord agrees to use commercially reasonable efforts to maintain to a standard appropriate for a first class office building in Arlington, Virginia the “Base Building” (which shall mean the structural portions of the Building, the roof, exterior walls, windows and doors, the elevators, the public restrooms and the Building mechanical, electrical, plumbing and fire and life safety systems and equipment of the Building, including portions thereof located within the Premises, Common Areas, Garage and parking areas), during the Term, and shall make such repairs thereto as become necessary as expeditiously as circumstances permit after obtaining actual knowledge of the need for such repairs, all costs of which shall be included in Operating Expenses to the extent the same constitute Operating Expenses. Landlord shall have no duty to Tenant to maintain or to make any repairs or improvements to the Premises except as provided in the preceding sentence and in Section 12.A. hereof.

D. ADA Compliance: Landlord warrants and covenants that the Common Areas of the Building will be in compliance with all applicable Laws (including, but not limited to, the ADA) as of the Lease Commencement Date; provided, however, that Tenant shall be responsible, at its sole cost and expense, for compliance of the Premises with the ADA with respect to any Alterations (including, but not limited to, Tenant’s Work) to the Premises, special needs of any of Tenant’s personnel and new or changed interpretations of, or amendments of, the ADA with respect to the Premises, as it existed on the date of execution of this Lease.

7.	CARE OF PREMISES.

Tenant shall at its expense keep the Premises (including all improvements, fixtures and other property located therein) in a neat and clean condition and in good order and repair, and will suffer no waste or injury thereto. Tenant shall maintain all fixtures, furnishings and equipment located in, or exclusively serving, the Premises in clean, safe and sanitary condition, shall take good care thereof and make all required repairs and replacements thereto. Tenant shall give Landlord prompt written notice of any defects or damage to the structure of, or equipment or fixtures in, the Building or any part thereof. Tenant shall surrender the Premises at the end of the Term in as good order and condition as they were in on the Lease Commencement Date, ordinary wear and tear excepted. In order to comply with Landlord’s sustainability practices, Tenant shall report lighting purchases (if any) to Landlord if requested by Landlord in writing in a format reasonably acceptable to Landlord.

8.	ALTERATIONS BY TENANT.

A. Making of Alterations; Landlord’s Consent: Tenant shall not make or permit to be made any Alterations without the prior written consent of Landlord both as to whether the Alterations may be made and as to how and when they will be made. Notwithstanding the foregoing, Landlord shall not unreasonably withhold its consent to any non-structural Alteration which Tenant may desire to make to the Premises; provided, however, that Landlord shall retain sole and absolute discretion to withhold its consent to any Alteration, whether structural or non-structural, which may, in the good faith exercise of Landlord’s sole and absolute judgment (1) exceed the capacity of, hinder the effectiveness of, or interfere with the electrical, mechanical, heating, ventilating, air conditioning, or plumbing systems of the Premises or the Building, or (2) be visible from outside the Premises. Notwithstanding the foregoing, Tenant shall have the right, after providing at least ten (10) days prior written notice to Landlord, but without the necessity of obtaining Landlord’s consent, to recarpet, repaint, or to make purely “cosmetic” or “decorative” nonstructural Alterations in and to the Premises that (I) do not fall within clauses (1) through (3) above, (II) do not require the issuance of a building permit, and (III) do not cost, when aggregated with all other Permitted Alterations made during the previous twelve (12) months, more than Two Hundred Thousand Dollars ($200,000) (collectively, the “Permitted Alterations”).

Any Alterations shall be made at Tenant’s expense, by its contractors, in a good, workmanlike and first-class manner, and (in the case of Alterations that are not Permitted Alterations) in accordance with complete plans and specifications approved in advance in writing by Landlord, and only after Tenant: (i) has obtained all necessary permits from governmental authorities having jurisdiction and has furnished copies thereof to Landlord, (ii) has submitted to Landlord an architect’s certificate that the Alterations will conform to all applicable Laws, and (iii) has complied with all other requirements reasonably imposed by Landlord, including, without limitation, any requirements due to the underwriting guidelines of Landlord’s insurance carriers. Landlord’s consent to any Alterations and approval of any plans and specifications constitutes approval of no more than the concept of these Alterations and not a representation or warranty with respect to the quality or functioning of such Alterations, plans and specifications. Tenant shall be and is solely responsible for the Alterations and for the proper integration thereof with the Building, the Building’s systems and existing conditions. Landlord shall have the right, but not the obligation, to supervise the making of any Alterations. All Alterations involving structural, electrical, mechanical or plumbing work, the heating, ventilation and air conditioning system of the Premises or the Building, and the roof of the Building, shall, at Landlord’s election, be performed by Landlord’s designated contractor or subcontractor at Tenant’s expense. If Landlord performs such work at Tenant’s request, Landlord’s property manager shall be paid Additional Rent in an amount equal to five percent (5%) of the cost of such work, and if Landlord does not perform such work and such work consists of Alterations that are other than Permitted Alterations, Landlord’s property manager shall be paid Additional Rent in an amount equal to one percent (1%) of the cost of such work. Whether or not Landlord performs such work, Landlord shall be reimbursed by Tenant for all out-of-pocket third party review fees incurred by Landlord in connection with such work. If any Alterations which require Landlord’s approval are made without the prior written consent of Landlord, or which do not conform to plans and specifications approved by Landlord or to other conditions imposed by Landlord pursuant to this Section 8, Landlord may, in its sole discretion, correct or remove such Alterations at Tenant’s expense. Following completion of any Alterations, except with respect to cosmetic or decorative nonstructural Alterations which do not require Landlord’s approval, at Landlord’s request, Tenant either shall deliver to Landlord a complete set of “as built” plans showing the Alterations or shall reimburse Landlord for any expense incurred by Landlord in causing the Building plans to be modified to reflect the Alterations.

B. No Liens: Tenant shall take all necessary steps to ensure that no mechanic’s or materialmen’s liens are filed against the Premises, the Building or the Land as a result of any Alterations made by the Tenant. If any mechanic’s lien is filed, Tenant shall discharge the lien within ten (10) days thereafter, at Tenant’s expense, by paying off or bonding the lien. If Landlord gives its consent to the making of any Alteration, such consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises or the Building to any liens which may be filed in connection therewith, nor shall Landlord’s receipt of any fee in connection with any Alterations or Tenant’s Work or Landlord’s payment of any allowance to Tenant with respect to any work performed in or with respect to the Premises by or on behalf of Tenant be deemed to constitute a basis for Landlord’s interest in the Premises or the Building to be subjected to any lien.

C. LEED Alterations: During the Term of this Lease and any extension hereof, Tenant shall have the right, at its sole option and at its sole cost and expense (subject to the application of any construction allowance being provided by Landlord pursuant to the terms and conditions of this Lease, if applicable) to pursue a LEED certification from the U.S. Green Building Counsel for Alterations performed by Tenant in the Premises (including, but not limited to, for Tenant’s Work (as defined in the Work Agreement)). Following receipt of a written request from Tenant, Landlord shall use commercially reasonable efforts to assist Tenant in connection with Tenant’s exercise of its right hereunder to obtain such LEED certification, provided that Landlord shall not be required to incur any out-of-pocket costs in connection therewith, Landlord shall have no liability in the event that such LEED certification is not obtained by Tenant, and this Lease shall remain in full force and effect regardless of whether or not Tenant in fact obtains such LEED certification.

D. 6th Floor Balcony: In the event that Tenant is leasing the portion of the sixth (6th) floor of the Building adjacent to the site of the proposed balcony pursuant to the terms and conditions of this Lease, Tenant shall have the right, at its sole cost and expense (subject to the application of any construction allowance being provided by Landlord pursuant to the terms and conditions of this Lease, if applicable, as well as the Landlord’s Balcony Contribution as hereinafter defined), to construct a balcony on the sixth (6th) floor of the Building, in accordance with all of the terms and conditions of this Section 8 and this Lease, and subject to approval from Arlington County, Virginia. Following receipt of a written request from Tenant accompanied by detailed architectural and engineering plans and specifications with respect to the proposed balcony, Landlord shall use commercially reasonable efforts to obtain all necessary approvals from Arlington County, Virginia which are required in order for Tenant to construct the balcony, provided that Landlord shall not be required to incur any out-of-pocket costs in connection therewith, Landlord shall have no liability in the event that such approval is not obtained, and this Lease shall remain in full force and effect regardless of whether or not Tenant obtains such approval or constructs the balcony. In the event that Tenant obtains approval from Arlington County, Virginia for construction of the proposed balcony, then Landlord shall reimburse Tenant for an amount equal to twenty-five percent (25%) of the hard costs of construction of such balcony, which reimbursement shall not exceed One Hundred Thousand Dollars ($100,000.00) (“Landlord’s Balcony Contribution”). Such Landlord’s Balcony Contribution shall be payable by Landlord to Tenant in installments in accordance with the same procedures set forth in Exhibit C attached hereto with respect to payment of the Tenant Allowance.

9.	EQUIPMENT.

A. Permitted Equipment: Tenant shall not install or operate in the Premises any equipment or other machinery that, in the aggregate, will cause Tenant to use more than the Premises’ Standard Electrical Capacity, without: (i) obtaining the prior written consent of Landlord, who may condition its consent upon the payment by Tenant of Additional Rent for additional consumption of utilities, additional wiring or other expenses resulting therefrom, (ii) securing all necessary permits from governmental authorities and utility companies and furnishing copies thereof to Landlord, and (iii) complying with all other requirements reasonably imposed by Landlord. Prior to the Lease Commencement Date, Tenant shall provide Landlord with a list of all equipment that Tenant intends to install or operate in the Premises which operate on more than one hundred twenty (120) volts, and Tenant shall provide Landlord with an updated list of such equipment prior to the installation or use of any additional equipment which operates on more than one hundred twenty (120) volts. Tenant shall not install any equipment or machinery which may necessitate any changes, replacements or additions to or material changes in the use of water, heating, plumbing, air conditioning or electrical systems of the Building without obtaining the prior written consent of Landlord, who may withhold or deny its consent in its absolute discretion.

B. Payment For Excess Utility Usage: If Tenant’s equipment shall result in electrical demand in excess of the Premises’ Standard Electrical Capacity, Landlord shall have the right, in its sole discretion, to install additional transformers, distribution panels, wiring and other applicable equipment at the expense of Tenant. None of the equipment so installed shall be deemed to be Tenant’s Personal Property.

Tenant shall reimburse Landlord for the cost of any excess water, sewer and chiller usage in the Premises. Excess usage shall mean the excess of the estimated usage in the Premises (per square foot of rentable area) during any billing period over the average usage (per square foot of rentable area) during the same period for the entire Building, as reasonably calculated by Landlord.

C. Noise; Vibration; Floor Load: Business machines and equipment belonging to Tenant, which cause noise or vibration that may be transmitted to any part of the Building to such a degree as to be objectionable to Landlord or to any tenant of the Building, shall be installed and maintained by Tenant at Tenant’s expense on devices that eliminate the noise and vibration. Tenant shall not place any load upon the floor of the Premises which exceeds the per square foot load the floor was designed to carry (eighty (80) pounds per square foot for live loads and twenty (20) pounds per square foot for dead loads).

D. Additional HVAC: Landlord acknowledges that Tenant shall have the right, at Tenant’s sole cost and expense, to install, operate, repair, replace and maintain one or more supplemental heating and air conditioning units (“Additional HVAC Equipment”) on the roof of the Building, at Tenant’s option, in a location determined by Landlord in its sole and absolute discretion; provided, however, that (i) Tenant shall be solely responsible for all costs of installation, maintenance and repair of any Additional HVAC Equipment, (ii) Tenant shall be responsible for all costs of operation of such Additional HVAC Equipment (including, but not limited to, all costs of electrical consumption from such Additional HVAC Equipment), and (iii) Tenant’s installation of any Additional HVAC Equipment shall be subject to Landlord’s prior written approval in accordance with the terms and conditions of Section 8.A. hereof. Tenant shall not remove any existing convector units nor any plumbing in the Building without Landlord’s prior written consent, which may be withheld or denied in Landlord’s sole and absolute discretion. If appropriate, and if the base-building system has the necessary excess capacity, Tenant shall be entitled to connect the Additional HVAC Equipment to the Building’s chilled water or condenser water system at no additional charge.

10.	OWNERSHIP AND REMOVAL OF PROPERTY.

A. Landlord’s Property: Any Alterations and other improvements and any equipment, machinery, furnishings and other property, installed or located in the Premises, the Building or the Land by or on behalf of Landlord or Tenant, except for Tenant’s Personal Property: (i) shall immediately become the property of Landlord, and (ii) shall be surrendered to Landlord with the Premises as a part thereof at the end of the Term; provided, however, that if Landlord requests Tenant to remove any Alterations installed by or on behalf of Tenant, Tenant shall cause the same to be removed at Tenant’s expense on or before the Lease Expiration Date, or shall reimburse Landlord for the cost of such removal, as elected by Landlord (unless Landlord expressly waives in writing the right to require such removal at the time Landlord gives its consent to the making of such Alterations).

(1) Notwithstanding the foregoing, Tenant shall not be required to remove any Alterations which constitute improvements which are typically found in businesses conducting only an office use and other incidental uses in first-class office buildings which are located in the Ballston submarket of Arlington, Virginia and which are comparable to the Building (the “Typical Non-Structural/Non-System Office Improvements”) (such items which are excluded from being Typical Non-Structural/Non-System Office Improvements being hereinafter referred to as “Items Subject to Removal”). With respect to such Items Subject to Removal, Landlord shall notify Tenant, at the time that Landlord approves Tenant’s plans for Alterations (including, but not limited to, Tenant’s Work), whether Landlord reserves the right to require removal of any such Items Subject to Removal as provided below in this Section 10.A. With respect to Items Subject to Removal, Landlord shall make its determination as to whether Landlord wishes to have such items removed upon the expiration of the Term, and Landlord shall so notify Tenant, at least one hundred eighty (180) days prior to the then scheduled Lease Expiration Date (such 180-day notice requirement being inapplicable in the event of the termination of this Lease by Landlord because of a Default), and if Landlord fails to timely notify Tenant as to which, if any, of such Items Subject to Removal must in fact be removed, Tenant shall have no further obligation to remove any Item Subject to Removal which was not thus designated by Landlord for removal; provided, however, that, at Tenant’s sole option, Tenant shall have the right to pay to Landlord an amount equal to the estimated cost of removal (as estimated by Landlord in good faith) of any such items which Landlord requires Tenant to remove, in lieu of Tenant actually performing the work necessary to remove such items; and

(2) Any raised flooring (i.e., flooring which is raised above the concrete slab, with a cavity between the raised flooring and the concrete slab), cafeteria improvements (not including kitchenettes, pantries and catering kitchens), internal stairwells, computer server rooms and any other non-standard office installations which are not typically found in first-class office buildings within the Premises shall constitute Items Subject to Removal.

B. Removal of Property At End of Term: Tenant shall remove all of Tenant’s Personal Property, and all computer cabling and wiring installed by or on behalf of Tenant (irrespective of whether such cabling and wiring constitutes Tenant’s Personal Property under the terms of this Lease, and at Tenant’s expense, using a contractor approved in advance by Landlord in writing), from the Building and the Land on or before the Lease Expiration Date; provided, however, that in the event Landlord knows as of the Lease Expiration Date either (i) that the succeeding tenant of the Premises desires that Tenant’s cabling and wiring be left in place or (ii) that the leasehold improvements in the Premises will be demolished to prepare the Premises for occupancy by another tenant, then Tenant shall have no obligation to remove its cabling and wiring. Any personal property belonging to Tenant or to any other person or entity which is left in the Building or on the Land after the date this Lease is terminated for any reason shall be deemed to have been abandoned. In such event, Landlord shall have the right to store such property at Tenant’s sole cost and/or to dispose of it in whatever manner Landlord considers appropriate, without waiving its right to claim from Tenant all expenses and damages caused by Tenant’s failure to remove such property, and Tenant and any other person or entity shall have no right to compensation from or any other claim against Landlord as a result.

11.	LANDLORD’S ACCESS TO PREMISES.

Landlord may at any reasonable time and upon reasonable prior notice (which notice may be given verbally and may be as short as one (1) day and which notice shall not be required in the event of an emergency) enter the Premises to examine them, to make alterations or repairs thereto or for any other purposes which Landlord considers necessary or advisable; however, in the case of any emergency, Landlord and its agents may enter the Premises at any time and in any manner. Tenant shall allow the Premises to be exhibited by Landlord: (i) at any reasonable time to representatives of lending institutions or to prospective purchasers of the Building, and (ii) at any reasonable time during the last twelve (12) months of the Term to persons who may be interested in leasing the Premises. Landlord reserves the right and shall be permitted reasonable access to the Premises to install facilities within and through concealed portions of the Premises and to install and service any systems deemed advisable by Landlord to provide services or utilities to any tenant of the Building. Landlord agrees that in the exercise of its rights pursuant to this Section 11, Landlord shall not unreasonably interfere with Tenant’s business operations in the Premises.

12.	SERVICES AND UTILITIES.

A. Services Provided: Throughout the Term hereof, Landlord shall provide the following to Tenant, without additional charge, except as otherwise provided herein (including, but not limited to, as provided in Sections 5 and 1.BB. hereof) in a manner commensurate with the manner in which such services are provided in comparable office buildings in Arlington, Virginia:

(1) Elevator service for common use, subject to call at all times (by means of all six (6) elevator cabs during Building Hours and at least one (1) elevator cab outside of Building Hours, in all cases subject to temporary interruptions of service for maintenance, repairs or replacement, in which case Landlord shall use commercially reasonable efforts to minimize the duration and scope of any such interruption), including Sundays and Holidays.

(2) Central heating and air conditioning during Building Hours, exclusive of Holidays, during the seasons of the year and within the temperature ranges usually furnished in comparable office buildings in Ballston, Virginia. Landlord shall provide heat and air conditioning at other times at Tenant’s expense, provided that Tenant gives Landlord notice by 1:00 p.m. on weekdays for after-hour service on the next weekday, one (1) business day’s notice before a Holiday for service on such Holiday and one (1) business day’s notice for after-hour service on Saturday or Sunday. Landlord shall charge Tenant for such after-hour, Holiday and special weekend HVAC service at Landlord’s “Actual Cost,” which shall mean the sum of the actual costs incurred by Landlord in providing after-hours HVAC service, including Landlord’s direct costs, engineering labor costs, depreciation related to the increased utilization of equipment to provide the service, costs related to repair and maintenance due to such service, and Landlord’s estimate of related administrative costs for such service but without markup, management fees or other such costs. The cost for overtime HVAC service as of the date hereof is Twenty-Five Dollars ($25.00) per hour per floor, and such rate is subject to increase from time to time throughout the Term hereof based upon Landlord’s Actual Cost.

(3) Cleaning and char services.

(4) Electrical facilities to furnish electricity up to the Premises’ Standard Electrical Capacity (including the replacement of Building standard light bulbs in Building standard light fixtures, it being agreed that if Landlord replaces any other light bulbs in the Premises, Tenant shall pay Landlord the cost of such bulbs and all labor costs incurred by Landlord in connection therewith within fifteen (15) days after Landlord’s written demand therefor).

(5) Rest room facilities.

(6) Routine maintenance, painting and electrical lighting service for all Common Areas of the Building.

(7) Reasonable access to the Premises at all times, subject to such access control procedures, restrictions and other regulations as Landlord may promulgate, including up to two hundred fifty (250) electronic access cards for Tenant’s employees at no additional cost to Tenant, and thereafter, each additional or replacement access card shall be purchased from Landlord at the then prevailing rate being charged by Landlord for such electronic access card.

(8) At any time that Tenant is then leasing all of the rentable office area on the fifth (5th) and sixth (6th) floors of the Building, Tenant may utilize the Building’s core stairwells (the “Base Building Stairwells”) as a means of travel between the fifth (5th) and sixth (6th) floors, and may install in such Base Building Stairwells between the fifth (5th) and sixth (6th) floors an access control system (“Tenant’s Access Control System”); provided, however, that (i) Tenant’s Access Control System shall be compatible with the Building’s access control system, (ii) Landlord’s access to the Premises shall not be affected by Tenant’s installation of Tenant’s Access Control System, and (iii) if Tenant elects to install Tenant’s Access Control System, then Tenant shall use a contractor which has been approved in advance in writing by Landlord in Landlord’s sole and absolute discretion, to install and maintain Tenant’s Access Control System. Tenant’s Access Control System may tie into the Building’s perimeter access control system, in which case Tenant shall reimburse Landlord for any actual costs reasonably incurred by Landlord with respect to Tenant’s tie-in to the Building’s access control system or the installation by Tenant of any additional access control system or equipment within the Base Building Stairwells, within thirty (30) days after presentment of any bill therefor by Landlord. In the event that Tenant elects to install Tenant’s Access Control System, Tenant, at its sole cost and expense, shall have the right to make cosmetic Alterations to the portion of the Base Building Stairwells which is located between the fifth (5th) and sixth (6th) floors of the Building (including carpeting, wall paint, handrail paint and lighting), In accordance with the terms and conditions of this Lease, including, but not limited to, Section 8 hereof. Tenant shall have the right to have Tenant’s Access Control System lock off access from the Base Building Stairwells into the Premises on the fifth (5th) and sixth (6th) floors of the Building, provided that access to and access through the Base Building Stairwells (including, but not limited to, the portion thereof which is located between the fifth (5th) and sixth (6th) floors of the Building) remains unimpeded and accessible by all occupants of the Building at all times. In the event Tenant is at any time leasing only a portion of the space on the sixth (6th) floor of the Building, and such space leased by Tenant on the sixth (6th) floor of the Building includes the access door from one of the Base Building Stairwells (i.e., such door is not situated in the Common Areas of the sixth (6th) floor), then Tenant shall have the rights described above with respect to the one stairwell that includes the door situated within the Premises, provided that the exercise of such rights by Tenant do not affect the multi-tenanted floor in Landlord’s reasonable opinion, and further provided that such rights shall be subject to (i) all approvals required from Arlington County, Virginia having been obtained by Tenant, at its sole cost and expense, and (ii) all applicable Laws, including, but not limited to, any Laws affecting fire and life safety systems, and (iii) there being no affect on the ability of the floor to be multi-tenanted.

(9) During normal business hours, Monday through Friday (excluding Holidays), a concierge in the main lobby of the Building. Additionally, at such times as the Building is not staffed by a concierge, an access control person will be stationed at the concierge desk in the main lobby of the Building. In addition, an access control person shall be present in the Building at all times.

(10) Access to the bicycle storage area on the P-1 level of the Building’s parking garage, and, upon receipt of written request from Tenant, Tenant’s proportionate share of key fob access based upon the number of square feet of area being leased by Tenant hereunder versus the number of rentable square feet in the Building.

(11) Routine access and use of the Building’s loading dock and freight elevator during construction of the Tenant’s Work and move-in to the Premises and throughout the Term of this Lease, at no charge. Tenant shall coordinate its use of the loading dock and freight elevator of the Building with Landlord.

B. Failure to Provide Services: Landlord shall have no liability to Tenant or others based on any failure by Landlord to furnish the foregoing, due to Unavoidable Delays, repair or maintenance work or any other reason, and such failure shall neither render Landlord liable for damages to either person or property, nor be construed as an eviction of Tenant, nor cause a diminution or abatement of Rent nor relieve Tenant of any of Tenant’s obligations hereunder. Notwithstanding the foregoing, if any of the services to be provided by Landlord pursuant to this Section 12 is suspended and such suspension renders the Premises untenantable and continues for more than five (5) consecutive business days, if the reason for the suspension or the continuation of the suspension is anything other than an Unavoidable Delay, all Monthly Base Rent and Additional Rent due hereunder shall be abated for the period commencing on the sixth (6th) consecutive business day of such suspension and concluding on the date that the service has been restored.

C. Conservation: Tenant hereby agrees to comply with all energy conservation procedures, controls and requirements instituted by Landlord pursuant to any government regulations or otherwise in good faith, including but not limited to controls on the permitted range of temperatures, the volume of energy consumption or the hours of operation of the Building. Institution by Landlord of such controls and requirements shall not entitle Tenant to terminate this Lease or to an abatement of any Rent payable hereunder.

D. Recycling: Without limiting the foregoing, Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future Laws of the jurisdiction in which the Building is located and of the federal, municipal, and local governments, departments, commissions, agencies and boards having jurisdiction over the Building to the extent that any of them or this Lease impose on Tenant duties and responsibilities regarding the collection, sorting, separation, and recycling of trash. Tenant shall pay all costs, expenses, fines, penalties, or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Section 12.D., and, at Tenant’s sole cost and expense, shall indemnify, defend and hold Landlord harmless (including legal fees and expenses) from and against any actions, claims, and suits arising from such noncompliance, using counsel reasonably satisfactory to Landlord.

E. Sustainability Initiatives: Landlord may, from time to time, decide to develop, maintain and/or operate the Building in accordance with third-party accreditations, ratings or certifications that relate to sustainability issues, energy efficiency or other comparable goals. Should Landlord make such a decision Tenant shall cooperate with Landlord’s efforts in that regard by providing Landlord, not more often than once per year, with information within thirty (30) days after a request is made about Tenant’s occupancy as may be required by any such third-party agency, such as staffing levels, hours of operation, utility usage, commuting patterns (to the extent reasonably determinable), cleaning methods, build-out materials and techniques, furniture, fixtures and equipment inventories, and other purchasing information. The foregoing provisions shall apply whether Landlord affirmatively seeks an accreditation, rating or certification under a third party sustainability standard and to thereafter maintain the accreditation, rating or certification, or to operate voluntarily in accordance with some or all of such third party sustainability standards but without formally obtaining the accreditation, rating or certification.

Any carbon offset credits, renewable energy credits, tradable renewable credits, energy saving certificates, rebates, incentives, offsets, allowances and other similar entitlements, now or hereafter existing (“Carbon Offset Credit”) received by the Property or by Landlord and applicable to the Property shall belong to Landlord except to the extent, if any, to which (i) Tenant may be entitled to them under applicable Laws, in which event Tenant shall be entitled to the Carbon Offset Credit to the extent required by Laws, (ii) the same arise directly from any action or activity undertaken by Tenant itself in the Premises that result in decreased consumption of natural resources by the Building or the avoidance of environmental impacts on air, soil or water, or (iii) Tenant may have paid as an Operating Expense or contributed to a cost or program that obtained the Carbon Offset Credit and Tenant is not compensated under preceding clause (i) of this subsection, in which event Tenant shall be entitled to an equitable share of such Carbon Offset Credit, as determined by Landlord in its reasonable discretion, after first netting out the costs of participating in the carbon reduction program and/or of obtaining the credit.

Tenant shall install occupancy sensors on all light fixtures as required by applicable Law so that they automatically switch off when an area is unoccupied. Such sensors may be installed with manual overrides for areas that are normally occupied, such as individual offices and conference rooms.

Landlord may, at any time and from time to time, install and maintain a vegetated green roof on the Building. The cost of installation shall be borne solely by Landlord as a capital cost and the maintenance of such shall not be included in Operating Expenses.

F. Sharing Sustainability Information: Each party shall provide the other party, upon request made from time to time, with such information about the Building (in the case of a request made to Landlord) or of the Premises (in the case of a request made to Tenant) as may be in the possession of the party of whom the request is made or of its architects, engineers or other consultants as may be applicable to determining or maintaining the sustainability of the Building and/or the Premises. This information may include, but shall not be limited to, information provided to the U.S. Green Building Council or the Green Building Initiative, or their affiliates or subsidiaries, or any comparable third-party certification agencies now or hereafter in existence, to substantiate any third-party rating. Each party shall hold the information so received from the other party as confidential except for its limited use to evidence compliance with any sustainability standard. A party shall not use, nor allow any of its parent, subsidiary or affiliated entities or architects, engineers, other consultants or advisors, subtenants, assignees or others claiming by or through that party to use, any of such information to challenge any sustainability score, rating, certification or other approval granted by any third party.

G. Electricity: Notwithstanding anything to the contrary contained in this Lease, the costs of all electricity utilized in the Premises (including, but not limited to, all electricity utilized by lighting, air handling units, VAV boxes and any Additional HVAC Equipment (as defined in Section 9.E. hereof) serving the Premises, but excluding electricity for central plant equipment that serves the Building’s central heating and air conditioning systems, including, for example, the Building’s chiller and cooling tower, which costs shall be included in Operating Expenses) shall be submetered by Landlord, and Tenant shall pay to Landlord the full amount of the costs of such electrical consumption from time to time within thirty (30) days following receipt of a bill from Landlord for such costs; provided, however, that in the event that at any time a portion of the Premises is located on a floor in the Building that is less than a full floor leased by Tenant, Tenant shall pay its pro rata share of the cost of electricity used by items such as lighting, air handling units and VAV boxes on such floor, based on the ratio of the rentable square footage of the portion of the Premises located on such floor to the total rentable square footage on such floor. All submeter(s) necessary to measure electrical consumption on full floors being leased by Tenant have been or shall be installed by Landlord, at Landlord’s sole cost and expense; however, in the event Tenant desires to install a submeter to measure electricity consumption within any portion of the Premises located on a floor in the Building that is less than a full floor leased by Tenant, then in lieu of Tenant paying its pro rata share of the cost of electricity as described in the immediately preceding sentence, such submeter shall be installed at Tenant’s expense, and thereafter Tenant shall pay for the actual consumption of electricity within such portion of the Premises consisting of less than a full floor (rather than a pro rata share of the electricity consumed by all tenants on such floor). The maintenance, repair and replacement of such submeter(s) shall be Tenant’s sole responsibility, at Tenant’s sole cost and expense.

13.	RULES AND REGULATIONS.

Tenant shall abide by and observe the rules and regulations attached hereto as Exhibit D and such other rules and regulations as may be made by Landlord from time to time, provided that such rules and regulations shall not be materially inconsistent with the provisions of this Lease. Nothing contained in this Lease or in any rules and regulations shall be interpreted to impose upon Landlord any obligations to enforce against any tenant its rules and regulations, or the provisions of any lease with any other tenant, and Landlord shall not be liable to Tenant or any other entity for any violation of said rules, regulations or lease provisions. Landlord shall use reasonable efforts not to enforce any rule or regulation in a manner which unreasonably discriminates among similarly situated tenants.

14.	REPAIR OF DAMAGE CAUSED BY TENANT: INDEMNIFICATION.

A. Repairs: Except as otherwise expressly provided in this Lease (including the insurance and waiver of subrogation provisions), all injury, breakage and damage to the Land, the Building or the Premises, caused by any act or omission of Tenant shall be repaired by and at the sole expense of Tenant, except that if Tenant fails to do so within the applicable notice and cure period set forth in this Lease, or such shorter period of time as Landlord, in its sole but reasonable discretion, determines is appropriate under the circumstances in order to protect the Land, the Building or any of the occupants thereof, Landlord shall have the right, at its option, to make such repairs and to charge Tenant for all reasonable costs and expenses incurred in connection therewith as Additional Rent payable within ten (10) days after the rendering of a bill therefor. Tenant shall notify Landlord promptly of any injury, breakage or damage to the Land, the Building, or the Premises caused by Tenant. Notwithstanding any other provision of this Lease, it is expressly understood and agreed that no property or assets of any individual board member, director, partner, owner or employee of Tenant shall be subject to levy, execution, or other enforcement proceedings or other judicial process for the satisfaction of any judgment or any other right or remedy of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant hereunder and/or Tenant’s use of the Premises.

B. Indemnification: Except as otherwise expressly provided in this Lease (including the insurance and waiver of subrogation provisions) and except to the extent caused by the negligence or willful misconduct of Landlord or its agents or employees, Tenant hereby agrees to indemnify and hold Landlord harmless from and against all costs, damages, claims, liabilities and expenses, including attorneys’ fees (but excluding any consequential damages, except such as become payable as a result of Tenant’s failure to perform its obligations under Section 21 or Section 36 hereof), suffered by or claimed against Landlord, directly or indirectly, based on, arising out of or resulting from: (i) Tenant’s use and occupancy of the Premises or the business conducted by Tenant therein or Tenant’s presence in the Building or on the Land, (ii) the making by Tenant of any Alterations, (iii) any negligent or wrongful act or omission of Tenant or its employees, agents or invitees, and (iv) any breach or default by Tenant in the observance or performance of its covenants and obligations under this Lease.

C. Landlord’s Indemnification: Subject to Section 17.A.(d) and the terms of the previous paragraph, Landlord agrees to indemnify Tenant and hold Tenant harmless from and against any and all claims, suits, damages, costs, expenses, (including reasonable attorneys’ fees and court costs) and causes of action to the extent (i) occasioned by any act or omission of Landlord, its agents, or employees which constitutes negligence or willful misconduct (except to the extent such claim, damage or other liability is caused by the negligent or intentional act or omission of Tenant, its agents, employees or invitees); however, in no event shall Landlord be liable for any consequential damages. The indemnification obligations of Landlord set forth in this Section 14.C shall survive the expiration or earlier termination of this Lease.

15.	LIMITATION ON LANDLORD LIABILITY.

A. Liability Standard: Landlord shall not be liable to Tenant or any other individual or entity claiming by or through Tenant for any damage, loss or claim whatsoever, except damages, losses and claims that are the direct result of Landlord’s negligence or willful misconduct; however, in no event shall Landlord be liable for consequential damages.

B. Limitation on Total Liability: Notwithstanding any other provision of this Lease, it is expressly understood and agreed that the total liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant hereunder and/or Tenant’s use of the Premises, shall be limited to the estate of Landlord in the Building. No other property or assets of Landlord or any partner or owner of Landlord shall be subject to levy, execution, or other enforcement proceedings or other judicial process for the satisfaction of any judgment or any other right or remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant hereunder and/or Tenant’s use of the Premises.

16.	FIRE AND OTHER CASUALTY.

If the Premises shall be damaged by fire or other casualty, other than as a result of the gross negligence or willful misconduct of Tenant, this Lease shall not terminate and, upon adjustment of insurance claims, Landlord shall repair the damage, provided that Landlord shall have no obligation to repair damage to or replace Tenant’s Personal Property. Except as otherwise provided herein, if any part of the Premises are rendered untenantable by reason of any such damage, Rent shall abate from the date of the damage to the date the damage is repaired, as determined by Landlord, in the proportion that the area of the untenantable part bears from time to time to the total area of the Premises. No compensation or reduction of Rent shall be paid or allowed for inconvenience, annoyance or injury to Tenant or Tenant’s business arising from any damage to or repair of the Premises or the Building.

Notwithstanding anything herein to the contrary, if (i) (1) insurance proceeds are insufficient to pay the full cost of such repair and restoration, (2) the holder of any Mortgage fails or refuses to make insurance proceeds available for such repair and restoration, (3) zoning or other applicable Laws do not permit such repair and restoration, or (4) the Building is damaged by fire or casualty (whether or not the Premises has been damaged) to such an extent that Landlord decides, in its sole and absolute discretion, not to rebuild or reconstruct the Building, then Landlord, at its option, may give Tenant, within sixty (60) days after the casualty, written notice of termination of this Lease, and this Lease and the Term shall terminate (whether or not the Term has commenced) upon the expiration of thirty (30) days from the date of the notice, with the same effect as if the new expiration date had been the Lease Expiration Date, and all Base Rent and Additional Rent payable pursuant to Section 5 of this Lease shall be apportioned as of such date and (ii) if Landlord estimates to Tenant in writing that the restoration of the Premises and the Building cannot be completed by the two hundred seventieth (270th) day following the date of the casualty, then either Landlord or Tenant may terminate this Lease by written notice to the other of them, which notice shall be given by Tenant, if at all, within ten (10) business days following the date of such written estimate. If the restoration of the Premises and the Building has not been completed by the two hundred seventieth (270th) day following the date of the casualty, either Landlord or Tenant may terminate this Lease by written notice to the other of them, which notice shall be given by Tenant, if at all, within ten (10) business days following such 270th day.

If the Premises or the Building shall be damaged by fire or other casualty due to the gross negligence or willful misconduct of Tenant: (i) Landlord shall have no obligation to repair the Premises or the Building, (ii) this Lease shall, at Landlord’s option, not terminate, and (iii) Landlord may pursue any legal and equitable remedies available to it.

17.	INSURANCE.

A. Tenant’s Insurance:

(a) Throughout the Term, Tenant shall obtain and maintain the following:

(1) Commercial General Liability insurance (written on an ISO occurrence form or equivalent basis) including contractual liability coverage insuring the obligations assumed by Tenant under this Lease (including those set forth in Sections 14.B. and 36.B.), premises and operations coverage, broad form property damage coverage and independent contractors coverage, and personal injury with a minimum of Two Million Dollars ($2,000,000) each occurrence and Three Million Dollars ($3,000,000) general aggregate. If the policy also covers locations other than the Premises, the policy shall include a provision to the effect that the aggregate limit of Three Million Dollars ($3,000,000) shall apply separately at the Premises. The policy limits may be obtained through any combination of primary and excess insurance.

(2) Property Insurance written on a “Special Cause of Loss” form covering Tenant’s business personal property, stock, and, if applicable, inventory, and leasehold improvements at 100% of the full replacement value written with a deductible of not more Five Thousand Dollars ($5,000). Such property insurance shall be in an amount not less than that required to replace all of the original tenant improvements installed in the Premises pursuant to Exhibit C attached hereto or Section 3 hereof, as applicable, and made a part hereof, all Alterations and all other contents of the Premises (including, without limitation, Tenant’s trade fixtures, decorations, furnishings, equipment and personal property).

(3) Business income and extra expense insurance in an amount equal to or greater than the equivalent of the sum of twelve (12) monthly installments of Base Rent and twelve (12) monthly installments of Additional Rent payable pursuant to Section 5 hereof.

(4) Comprehensive automobile liability insurance (covering automobiles owned by Tenant, if any and hired and non-owned automobiles). Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000.00) bodily injury and property damage for each accident

(5) worker’s compensation insurance providing statutory limits as required by the jurisdiction in which the Building is located and employer’s liability insurance with minimum limits of $500,000 each accident, $500,000 each employee-disease and $500,000 policy limit-disease.

(b) All insurance carried by Tenant pursuant to Section 17.A.(a) hereof shall: (1) be issued by a company that is licensed to do business in the jurisdiction in which the Building is located, that has been approved in advance by Landlord and that has a rating equal to or exceeding A-X from Best’s Insurance Guide; (2) name Landlord, the managing agent of the Building and the holder of any Mortgage as additional insureds/loss payees (as applicable) providing an Additional Insured — Managers or Lessors of Premises Endorsement (#CG-20-11-01-96 or equivalent); (3) in the case of Tenant’s property insurance, include a provision that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss (Tenant hereby waiving its right of action and recovery against and releasing Landlord and its employees and agents (including, but not limited to, Landlord’s managing agent) from any and all liabilities, claims and losses for which they may otherwise be liable to the extent Tenant is covered by property insurance carried or would have been covered by property insurance it is required to carry under this Lease); (4) in the case of Tenant’s property insurance, provide that the insurer thereunder waives all right of recovery by way of subrogation against Landlord, its partners, agents (including, but not limited to, Landlord’s managing agent), employees, and representatives, in connection with any loss or damage covered by such policy; (5) be acceptable in form and content to Landlord; (6) be primary and non-contributory; (7) include a provision for cross liability and severability of interests; and (8) provide that the policy shall not be subject to cancellation, failure to renew, reduction of amount of insurance or change in coverage without the insurer first giving Landlord and any Mortgagee thirty (30) days’ prior written notice (10 days in the case of non-payment of premiums) of such proposed action, if such a provision is obtainable from Tenant’s insurer, or, if not, such notice shall be given by Tenant to Landlord. No such policy shall contain any deductible provision that is not a commercially reasonable deductible. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts or different types of insurance if it becomes customary for other landlords of first-class office buildings in the Washington, D.C., metropolitan area to require similar sized tenants in similar industries to carry insurance of such higher minimum amounts or of such different types of insurance, provided that such insurance is commercially available. Tenant shall deliver a certificate (on Acord Form 28) of all such insurance (and, upon request, copies of all required insurance policies, including endorsements and declarations) to Landlord concurrently with Tenant’s execution of this Lease and at least annually thereafter. Tenant shall give Landlord immediate notice in case of fire, theft or accident in the Premises, and in the case of fire, theft or accident in the Building if involving Tenant, its agents, employees or Invitees. Neither the issuance of any insurance policy required under this Lease nor the minimum limits specified herein shall be deemed to limit or restrict in any way Tenant’s liability arising under or out of this Lease.

Except for the indemnification contained in Section 36.B. hereof with respect to Hazardous Materials, neither Landlord nor Tenant shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property, or any resulting loss of income, even though such loss or damage might have been occasioned by the negligence of such party or its agents or employees. The provision of this Section 17.A.(b) shall not limit the indemnification for liability to third parties pursuant to Section 14 hereof. In the event of a permitted sublease or other occupancy agreement for all or a portion of the Premises, the subtenant or occupant shall expressly agree in writing to be bound by the provisions of this Section 17.A.(b) (as if such subtenant or occupant were Tenant hereunder) for the benefit of Landlord.

B. Tenant’s Contractor’s Insurance:

Tenant shall require any contractor of Tenant performing work on the Premises to carry and maintain at no expense to Landlord, a non-deductible:

(c) Commercial general liability insurance policy, including (but not limited to) completed operations and contractual liability coverage, to afford protection with respect to personal injury, death or property damage of not less than Three Million Dollars ($3,000,000) per occurrence combined single limit/Three Million Dollars ($3,000,000) general aggregate (but not less than $3,000,000 per location aggregate);

(d) Comprehensive automobile liability insurance policy with a combined single limit for each occurrence of not less than One Million Dollars ($1,000,000) with respect to personal injury or death and property damage; and

(e) Worker’s compensation insurance policy or similar insurance in form and amounts required by law.

C. Landlord’s Insurance: Landlord agrees to carry and maintain special cause of loss property insurance (with replacement cost coverage) covering the Building and Landlord’s property therein in an amount required by its insurance company to avoid the application of any coinsurance provision. Landlord shall secure a waiver of subrogation endorsement from its insurance carrier. Landlord also agrees to carry and maintain commercial general liability insurance in limits it reasonably deems appropriate.

D. Effect of Tenant’s Activities on Insurance: Tenant shall not conduct or permit to be conducted any activity, or place any equipment in or about the Land, the Building or the Premises which will increase the rate of, or make void or voidable, any fire or other insurance maintained or required to be maintained by Landlord or any Mortgagee on the Building, the Land or the property kept thereon or therein, which will conflict with the provisions of any such insurance policy or which will make it impracticable for Landlord to obtain insurance covering any risks against which Landlord reasonably deems it advisable to obtain insurance. This

Section 17.C. shall not be applicable if Tenant is conducting only the permitted use pursuant to Section 6.A. of this Lease at the Premises, and such use is being conducted in accordance with all applicable Laws in accordance with the provisions of this Lease. In the event any increases in the rates of such insurance are, in Landlord’s reasonable judgment, due to Tenant’s presence in the Building, to any activity conducted or property installed or placed by Tenant on or about the Land, the Building or the Premises or to Alterations installed by Tenant or at Tenant’s request, Tenant shall reimburse Landlord for the amount of such increases promptly upon demand therefor. Statements by the applicable insurance company or insurance rating bureau that such increases are due to any of Tenant’s activity, property or improvements shall be conclusive for the purposes of determining Tenant’s liability hereunder.

E. Termination Right: Landlord shall have the right to terminate this Lease upon thirty (30) days notice to Tenant in the event Landlord receives notice from any of Landlord’s insurance carriers that such carrier intends to cancel its insurance on the Building, or to increase the cost of such insurance by more than one hundred percent (100%) above the premium payable by Landlord immediately prior to such notice, due to the activities of Tenant or the presence of Tenant in the Building. However, Landlord shall not terminate this Lease in the event Landlord is able, with good faith efforts, to obtain equivalent insurance from an insurance carrier satisfactory to Landlord at a premium not more than one hundred percent (100%) greater than the premium for the cancelled insurance; provided that Tenant shall reimburse Landlord for all additional premiums charged to Landlord by such new insurance carrier. It is expressly understood that Landlord shall not have the right to terminate this Lease pursuant to this Section 17.E. if any cancellation or rate increase is due to factors generally applicable to the insurance or rental market, rather than to Tenant’s activities or presence in the Building.

18.	CONDEMNATION.

A. Landlord’s Right to Terminate: If a substantial part of the Premises, the Building or the Land is taken or condemned by any governmental or quasi-governmental authority for any purpose or is granted to any authority in lieu of condemnation (collectively, a “taking”), Landlord shall have the right in its sole discretion to terminate this Lease by written notice to Tenant, and upon the giving of such notice, the Term shall terminate as of the date title vests in the authority, and Base Rent and Additional Rent payable pursuant to Section 5 hereof shall be abated as of that date. For purposes of this Section 18, a substantial part of the Premises, the Land or the Building shall be considered to have been taken if, in the sole opinion of Landlord, the taking shall render it commercially undesirable for Landlord to permit this Lease to continue or to continue operating the Building.

B. Adjustment of Rent: If a portion of the Premises is taken and Landlord does not elect to terminate this Lease pursuant to Section 18.A. hereof, then Base Rent and Additional Rent payable pursuant to Section 5 hereof shall be equitably adjusted as of the date title vests in the authority and this Lease shall otherwise continue in full force and effect.

C. Division of Award: Tenant shall have no claim against Landlord arising out of or related to any taking, or for any portion of the amount that may be awarded as a result, damages or compensation attributable to damage to the Premises, value of the unexpired portion of the Term, loss of profits or goodwill, leasehold improvements or severance damages, and Tenant hereby assigns to Landlord all its rights, title and interest in and to any such award; provided, however, that Tenant may assert any claim it may have against the authority for compensation for Tenant’s Personal Property and for any relocation expenses compensable by statute, as long as such awards shall be made in addition to and stated separately from the award made for the Land, the Building and the Premises.

D. Tenant’s Right to Terminate: If 33% or more of the Premises is taken or condemned by a governmental or quasi-governmental authority, or if Landlord after a taking cannot provide at least 66% of the parking spaces required herein either at the Building or reasonably nearby, Tenant may terminate this Lease by written notice to Landlord.

19.	DEFAULT.

A. Default of Tenant: The following events shall be a default by Tenant (a “Default”) under this Lease:

(1) Failure of Tenant to pay Rent as and when due; provided, however, that with respect to the first two (2) such failures in any twelve (12) month period only, no Default shall be deemed to have occurred unless such failure continues for a period of five (5) business days after written notice thereof from Landlord to Tenant.

(2) Failure of Tenant to comply with or perform any covenant or obligation of Tenant under this Lease, if the failure continues for thirty (30) days after notice from Landlord to Tenant specifying the failure, other than (i) those concerning the payment of Rent, (ii) those set forth in any of Sections 21, 35, 36 and 38 hereof, as to which there shall be no cure rights hereunder, (iii) those set forth in Sections 8.B. and 22 hereof, as to which Tenant shall be entitled to five (5) business days after notice from Landlord to Tenant specifying the failure within which to cure same, (iv) those set forth in Sections 17 and 26 hereof, as to which Tenant shall be entitled to one (1) business day after notice from Landlord to Tenant specifying the failure within which to cure same, and (v) any Default arising under subsections (5) or (6) of this Section 19.A.; provided, however, that if the failure on the part of Tenant is not capable of being cured within such 30-day period but Tenant expeditiously commences to cure same and diligently proceeds with such cure, Tenant’s time to cure such failure shall be extended for the time necessary to cure same, but in no event longer than ninety (90) days, inclusive of the original 30-day period.

(3) [Intentionally omitted.]

(4) If Tenant, any Guarantor or, if Tenant is a partnership, any partner of Tenant (“Partner”), shall file a voluntary petition in bankruptcy or insolvency, shall be adjudicated bankrupt or insolvent or shall file a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other Laws, or shall make an assignment for the benefit of creditors, or shall seek or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of any Guarantor or Partner or of all or any part of the property of Tenant or of such Guarantor or Partner.

(5) If, within thirty (30) days after the commencement of any proceeding against Tenant or any Guarantor or Partner, whether by the filing of a petition or otherwise, seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future applicable federal, state or other Laws, such proceeding shall not have been dismissed or if, within thirty (30) days after the appointment of any trustee, receiver or liquidator of Tenant or any Guarantor or Partner, or of all or any part of the property of Tenant or of any Guarantor or Partner, without the acquiescence of such individual or entity, such appointment shall not have been vacated or otherwise discharged, or if any execution or attachment shall have been issued against the property of Tenant or of any Guarantor or Partner, pursuant to which the Premises shall be taken or occupied or attempted to be taken or occupied.

(6) If Tenant fails to take possession of the Premises on the Lease Commencement Date or vacates, abandons or ceases to carry on its ordinary activities in the Premises prior to the Lease Expiration Date, with or without an intention of paying Rent; provided, however, that if (i) Tenant gives Landlord at least thirty (30) days prior written notice that it intends to vacate the

Premises, (ii) Tenant pays the full amount of all Rent when due under this Lease while the Premises are vacant, (iii) the fact that the Premises are vacant does not adversely affect the Building or other tenants therein and does not result in any liability to, or expenditure of funds by, Landlord, and (iv) Tenant leaves the Premises, and continues to maintain the Premises, in the condition required by this Lease throughout the remainder of the Term, then, and in such event only, Tenant shall not be deemed to be in Default under this Section 19.A.(6).

B. Remedies Upon Default: Upon the occurrence of a Default, Landlord shall have the right, then or at any time thereafter:

(1) Without demand or notice, to reenter and take possession of all or any part of the Premises, to expel Tenant and those claiming through Tenant and to remove any property therein, either by summary proceedings or by any other action at law, in equity or otherwise, with or without terminating this Lease, without being deemed guilty of trespass and without prejudice to any other remedies of Landlord for breach of this Lease, and/or

(2) To terminate this Lease by written notice to Tenant, whereupon this Lease shall terminate on the date specified in Landlord’s notice, and Tenant’s right to possession of the Premises shall cease as of such date.

If Landlord elects to terminate this Lease, everything contained in this Lease on the part of Landlord to be done shall cease, without prejudice to Landlord’s right to recover from Tenant all Rent, as set forth in Sections 19.C. and 19.D. below. If Landlord elects to reenter pursuant to Section 19 above, Landlord may terminate this Lease, or, from time to time without terminating this Lease, may relet all or any part of the Premises as the agent of Tenant, for such term, at such rental and upon such other provisions as Landlord deems acceptable, with the right to make any alterations and repairs to the Premises that Landlord deems appropriate, at Tenant’s expense. No such reentry or taking of possession of the Premises shall be construed as an election to terminate this Lease, unless notice of such intention is given pursuant to Subsection B.(2) above, or unless termination be decreed by a court of competent jurisdiction at the instance of Landlord. Landlord shall use commercially reasonable efforts to relet the Premises, provided that Landlord shall not be required to: (i) relet the Premises in preference to any other space in the Building; (ii) relet the Premises to any party that Landlord could reasonably reject as a transferee under Section 23 of this Lease, that would use the Premises in violation of any restriction applicable to the Premises or, in the absence of a restriction, in a manner duplicative of any other exclusive use for an existing occupant of the Building, or that would use the Premises for any use inconsistent with the operation of a first class office Building; (iii) perform any tenant improvements, grant any allowances, grant any “free rent”, or otherwise pay any sums or grant any monetary concessions in order to obtain a new tenant; (iv) observe any instruction given by Tenant about the reletting process or accept any tenant offered by Tenant unless the offered tenant leases the entire Premises and the criteria of this subsection are otherwise fully met; (v) solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises or Tenant has delivered notice to Landlord acknowledging that Landlord is entitled to immediate possession of the entire Premises, including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant; (vi) lease the Premises to a prospective tenant for a rental less than the current fair market rental then prevailing for comparable space in comparable buildings in the Ballston submarket of Virginia, taking into account market concessions such as free rent and tenant allowances then being offered with respect to comparable premises in such comparable buildings; or (vii) enter into a lease with any prospective tenant which does not have, in Landlord’s sole judgment, sufficient financial resources or operating experience to operate the Premises in a high quality manner.

C. Liability of Tenant: If Landlord terminates this Lease or reenters the Premises (with or without terminating this Lease), Tenant shall remain liable (in addition to all other liabilities of Tenant accrued at the time of the Default) for the sum of (i) any unpaid Rent accrued prior to the time of termination and/or reentry, as the case may be, plus interest thereon from the due date at the Default Rate, (ii) all Base Rent and Additional Rent provided for in this Lease from the time of termination and/or reentry, as the case may be, until the date this Lease would have expired had a Default not occurred, plus interest thereon from the due date at the Default Rate, (iii) any and all expenses (including but not limited to reasonable attorneys’ and brokerage fees) incurred by Landlord in reentering and repossessing the Premises, in correcting any default, in painting, altering or repairing the Premises in order to place the Premises in first-class rentable condition (whether or not the Premises are relet), in protecting and preserving the Premises and in reletting or attempting to relet the Premises, and (iv) any other amounts necessary to compensate Landlord for any other injury or detriment caused by the Default; minus the net proceeds (after deducting any rental abatements, tenant improvement allowances and other concessions and inducements) actually received by Landlord, if any, from any reletting to the extent attributable to the period prior to the date this Lease would have expired had a Default not occurred. Landlord shall have the option to recover any damages sustained by Landlord either at the time of reletting, if any, or in separate actions from time to time as said damages shall have been made more easily ascertainable by successive relettings or, at Landlord’s option, to defer any such recovery until the date this Lease would have expired in the absence of a Default, in which event Tenant hereby agrees that the cause of action shall be deemed to have accrued on the aforesaid date. The provisions of this Section 19.C. shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have for anticipatory breach of this Lease.

D. Liquidated Damages: In addition to Landlord’s rights pursuant to Section 19.C. above, if Landlord terminates this Lease, Landlord shall have the right at any time, at its sole option, to require Tenant to pay to Landlord on demand, as liquidated damages, the sum of (i) the total of the Base Rent, Additional Rent and all other sums which would have been payable under this Lease from the date of Landlord’s demand for liquidated damages (“Landlord’s Demand”) until the date this Lease would have terminated in the absence of the Default, discounted to present value at the rate of five percent (5%) per annum (the “Discount Rate”), (ii) all unpaid Rent accrued prior to the time of Landlord’s Demand, plus interest thereon from the due date at the Default Rate, (iii) any and all expenses (including but not limited to reasonable attorneys’ and brokerage fees) incurred by Landlord in reentering and repossessing the Premises, in correcting any default, in painting, altering or repairing the Premises in order to place the Premises in first-class rentable condition (whether or not the Premises are relet), in protecting and preserving the Premises and in reletting or attempting to relet the Premises, and (iv) any other amounts necessary to compensate Landlord for any other injury or detriment caused by the Default; minus the sum of (a) the net fair market rental value of the Premises for the period referred to in Section 19.D.(i) above, discounted to present value at the Discount Rate, and (b) any sums actually paid by Tenant to Landlord pursuant to Subsection C. above; provided, however, that if said damages shall be limited by law to a lesser amount, Landlord shall be entitled to recover the maximum amount permitted by law. The “net fair market rental value” referred to in Section 19.D.(a) above shall be the fair market rental value of the Premises at the time of Landlord’s Demand, reduced by any rental abatements, tenant improvement allowances and other concessions and inducements generally provided by landlords seeking to lease comparable commercial property in the area of the Premises at the time of Landlord’s Demand. If reletting is accomplished within a reasonable time after Lease termination, the “net fair market rental value” referred to in Section 19.D.(a) above shall be deemed prima facie to be the net rental income (after deducting any rental abatements, tenant improvement allowances and other concessions and inducements) realized upon such reletting.

E. Waiver: Tenant, on its own behalf and on behalf of all persons and entities claiming through Tenant, including but not limited to creditors of Tenant, hereby waives any and all rights and privileges which Tenant and such other persons and entities might otherwise have under any present or future Laws: (i) to redeem the Premises, (ii) to reenter or repossess the Premises, or (iii) to restore the operation of this Lease, with respect to any dispossession of Tenant by judgment or warrant of any court, any reentry by Landlord or any expiration or termination of this Lease, whether by operation of law or pursuant to the provisions of this Lease. Tenant hereby expressly waives receipt of any notice to quit.

F. [Intentionally Omitted.]

G. Right of Distress: Landlord shall, to the extent permitted by law, have a right of distress for Rent.

H. Right of Landlord to Cure: If Tenant defaults in the making of any payment or in the doing of any act required to be made or done by Tenant under this Lease, then, after prior notice to Tenant and a reasonable opportunity (which shall be ten (10) days’ or such shorter period of time as Landlord reasonably deems necessary in order to avoid damage to the Building or any threat of physical danger to any of its users) for Tenant to cure same, if no notice thereof has previously been provided to Tenant, Landlord may, at its option, make such payment or do such act, and the expenses thereof, with interest thereon at the Default Rate, from the date paid by Landlord, shall constitute Additional Rent hereunder due and payable by Tenant with the next payment of Monthly Base Rent.

I. Attorneys’ Fees: In the event either party to this Lease initiates litigation to enforce the terms of this Lease or to declare the rights of the parties hereunder, the prevailing party in such litigation shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with such litigation from the non-prevailing party. In the event of any Default hereunder which is not the subject of litigation, Tenant shall pay to Landlord all attorneys’ fees incurred by Landlord in connection with such Default or the enforcement of Landlord’s rights or remedies arising in connection therewith, whether or not this Lease is terminated.

J. Survival: Tenant’s liability pursuant to this Section 19 shall survive the termination of this Lease, the institution of summary proceedings and/or the issuance of a warrant thereunder.

20.	NO WAIVER.

No failure or delay by Landlord in enforcing its right to strict performance by Tenant of every provision of this Lease or in exercising any right or remedy hereunder, and no acceptance by Landlord of full or partial rent during the continuance of any Default, shall constitute a waiver of the provision or the Default, and no provision shall be waived or modified except by a written instrument executed by Landlord. No payment by Tenant, or receipt by Landlord, of a lesser amount than the full Rent shall be deemed to be other than a payment on account, notwithstanding any endorsement or statement on any check or letter accompanying any payment of any Rent. No waiver of any Default or settlement of any proceeding instituted on account of any claimed Default shall affect or alter this Lease or constitute a waiver of any of Landlord’s rights hereunder.

21.	HOLDING OVER.

If Tenant shall be in possession of the Premises after termination of this Lease (whether by normal expiration of the Term or otherwise), at Landlord’s option: (i) Landlord may deem Tenant to be occupying the Premises as a tenant from month-to-month, (a) for the first two (2) months of such holdover, at the sum of one hundred fifty percent (150%) of the Monthly Base Rent in effect for the last full month of the Term, and (b) thereafter, at the sum of two hundred percent (200%) of the Monthly Base Rent in effect for the last full month of the Term, plus, in each case, the monthly installment of Additional Rent which is then payable pursuant to Section 5. of this Lease, and subject to all of the other provisions of this Lease, as applicable to a month-to-month tenancy, and (ii) Landlord may exercise any or all remedies for Default and at law and in equity, including but not limited to an action against Tenant for wrongfully holding over. Any such holdover shall be deemed to be a tenancy-at-sufferance and not a tenancy-at-will or tenancy from month-to-month. In no event shall any holdover be deemed a permitted extension or renewal of the Term, and nothing contained herein shall be construed to constitute Landlord’s consent to any holdover or to give Tenant any right with respect thereto.

22.	SUBORDINATION.

A. Lease Subordinate: Subject to Sections 22.C. and 22.D. below, this Lease is automatically and unconditionally subject and subordinate to any and all first-lien Mortgages and to any Ground Leases, and any and all renewals, extensions, modifications, recastings and refinancings thereof. This clause shall be self-operative, without execution of any further instrument; but if requested by Landlord or any first-lien Mortgagee, Tenant shall promptly execute a certificate or other document evidencing and providing for such subordination. Landlord shall have the right to execute said document on behalf of Tenant if Tenant fails to do so within ten (10) business days after receipt of the request. Tenant agrees that, if any Mortgage is foreclosed or Ground Lease terminated, Tenant shall attorn to and recognize the purchaser or Ground Lessor as the landlord under this Lease and shall make all payments required hereunder to such new landlord without any deduction or set-off of any kind whatsoever. Tenant waives the provisions of any Laws, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise affect this Lease or the obligations of Tenant hereunder in the event that any such foreclosure, termination or other proceeding is filed, prosecuted or completed. Notwithstanding anything herein to the contrary, any Mortgagee may at any time subordinate the lien of its Mortgage to the operation and effect of this Lease without Tenant’s consent, by giving Tenant written notice of such subordination, in which event this Lease shall be deemed to be senior to such Mortgage, and thereafter such Mortgagee shall have the same rights as it would have had if this Lease had been executed, delivered and recorded before said Mortgage.

B. Modifications to Lease: If any of Landlord’s insurance carriers or any Mortgagee requests modifications to this Lease, then Tenant shall execute a written amendment incorporating such requested modifications within thirty (30) days after the same has been submitted to Tenant by Landlord, provided that such modifications do not materially adversely affect Tenant’s use of the Premises as herein permitted or increase the rentals and other sums payable by Tenant hereunder or materially affect any of Tenant’s other rights or obligations under this Lease.

C. Current Non-Disturbance Obligations: Notwithstanding Section 22.A. Tenant’s obligations under this Lease are expressly contingent upon the execution of a non-disturbance agreement with any current Mortgagee or Ground Lessor for the benefit of Tenant in the form attached hereto as Exhibit F.

D. Future Non-Disturbance Obligations: Provided that Tenant is not then in Default, this Lease shall not be subordinate to any future Mortgage or Ground Lease unless Landlord obtains from such future Mortgagee or Ground Lessor a non-disturbance agreement for the benefit of Tenant, which non-disturbance agreement may be (A) in a form substantially similar to the form attached hereto as Exhibit F, or (B) at Landlord’s option, in such Mortgagee’s or Ground Lessor’s, as the case may be, usual form, subject to changes reasonably required by Tenant, provided that such form (a) shall provide, at a minimum, that in the event of a foreclosure of the Property (as hereinafter defined) or granting of a deed in lieu of foreclosure to the Property, or in the event of a termination of any Ground Lease, the Mortgagee or Ground Lessor, as applicable, shall not disturb the tenancy of Tenant if Tenant is not then in Default under this Lease; and (b) shall not expand or modify Tenant’s obligations under this Lease nor reduce or modify Tenant’s rights under this Lease (except for (i) possibly requiring notices to the Mortgagee or Ground Lessor which are different or in addition to those requirements set forth in Section 31 and (ii) such changes as are consistent with that certain Subordination, Non-Disturbance and Attornment Agreement with Wells Fargo Bank, N.A. which is in the form of Exhibit F hereto).

23.	ASSIGNMENT AND SUBLETTING.

A. No Transfer Without Consent: Tenant shall not, without the prior written consent of Landlord in each instance (which consent may be withheld in Landlord’s sole and absolute discretion except as provided below) (i) assign, mortgage or otherwise encumber this Lease or any of its rights hereunder; (ii) sublet the Premises or any part thereof or permit the occupancy or use of the Premises or any part thereof by any persons or entities other than Tenant; or (iii) permit the assignment of this Lease or any of Tenant’s rights hereunder by operation of law. Any attempted assignment, mortgaging or encumbering of this Lease or any of Tenant’s rights hereunder and any attempted subletting or grant of a right to use or occupy all or a portion of the Premises in violation of the foregoing sentence shall be void. If at any time during the Term Tenant desires to assign, sublet or mortgage all or part of this Lease or the Premises, then in connection with Tenant’s request to Landlord for Landlord’s consent thereto, Tenant shall give thirty (30) days notice prior to Landlord in writing (“Tenant’s Request Notice”) containing: the identity of the proposed assignee, subtenant or other party and a description of its business; the terms of the proposed assignment, subletting or other transaction; the commencement date of the proposed assignment, subletting or other transaction (the “Proposed Sublease or Assignment Commencement Date”); the area proposed to be assigned, sublet or otherwise encumbered (the “Proposed Sublet or Assignment Space”); the most recent financial statement or other evidence of financial responsibility of such proposed assignee, subtenant or other party; and a certification executed by Tenant stating whether or not any premium or other consideration is being paid for the assignment, sublease or other transaction. Notwithstanding the foregoing, Landlord agrees that it shall not unreasonably withhold, condition or delay its consent to a proposed subletting, provided that all of the following conditions are satisfied: (1) there shall be no monetary Default or material non-monetary Default at the time of the proposed subletting, (2) the proposed subtenant shall be creditworthy, (3) the proposed subtenant shall not be a governmental entity or a person or entity enjoying sovereign or diplomatic immunity, a medical or dental office or establishment of any kind treating patients or dispensing benefits on the premises unless on the retail levels of the Building (with the primary means of ingress/egress directly to the street and not through the Building lobby), or any entity which is a terrorist organization, (4) the use of the Premises by the proposed subtenant shall not attract a volume, frequency or type of visitor or employee to the Building which is not consistent with the standards of a first-class office building, (5) the proposed subtenant shall specifically covenant and agree to perform the obligations of Tenant hereunder (except that a subtenant shall not be liable for Tenants rental obligations) and to occupy the Premises subject to the provisions of this Lease, and (6) Tenant remains liable for the faithful performance of this Lease.

B. Take-Back Rights: If the term of any proposed sublease (including all applicable renewal terms) constitutes ninety percent (90%) or more of the remaining Term and if the Proposed Sublet or Assignment Space (when aggregated with all other space subleased by Tenant) constitutes fifty percent (50%) or more of the Premises, then Landlord shall have the right in its sole and absolute discretion to terminate this Lease with respect to the Proposed Sublet or Assignment Space by sending Tenant written notice of such termination within thirty (30) days after Landlord’s receipt of Tenant’s Request Notice. If the Proposed Sublet or Assignment Space does not constitute the entire Premises but constitutes fifty percent (50%) or more of the Premises and Landlord exercises its option to terminate this Lease with respect to the Proposed Sublet or Assignment Space, then (a) Tenant shall tender the Proposed Sublet or Assignment Space to Landlord on the Proposed Sublease or Assignment Commencement Date and such space shall thereafter be deleted from the Premises, and (b) as to that portion of the Premises which is not part of the Proposed Sublet or Assignment Space, this Lease shall remain in full force and effect except that Base Rent and Additional Rent payable pursuant to Section 5 hereof shall be reduced pro rata. The cost of any construction required to permit the operation of the Proposed Sublet or Assignment Space separate from the balance of the Premises shall be paid by Landlord. If the Proposed Sublet or Assignment Space constitutes the entire Premises and Landlord elects to terminate this Lease, then Tenant shall tender the Proposed Sublet or Assignment Space to Landlord, and this Lease shall terminate, on the Proposed Sublease or Assignment Commencement Date.

C. Transfer of Ownership Interests: If Tenant is a partnership, then any event (whether voluntary, concurrent or related) resulting in a dissolution of Tenant, any withdrawal or change (whether voluntary, involuntary or by operation of law) of partners owning a controlling interest in Tenant (including each general partner), or any structural or other change having the effect of limiting the liability of the partners shall be deemed a voluntary assignment of this Lease subject to the provisions of this Section 23. If Tenant is a corporation (or a partnership with a corporate general partner), then any event (whether voluntary, concurrent or related) resulting in a dissolution, merger, consolidation or other reorganization of Tenant (or such corporate general partner), or the sale or transfer or relinquishment of the interest of shareholders who, as of the date of this Lease, own a controlling interest of the capital stock of Tenant (or such corporate general partner), shall be deemed a voluntary assignment of this Lease subject to the provisions of this Section 23; provided, however, that this sentence shall not apply to corporations whose stock is traded through a national or regional exchange or over-the-counter market. If Tenant is a limited liability company, then any dissolution of Tenant or a withdrawal or change, whether voluntary, involuntary or by operation of law, of members owning a controlling interest in Tenant shall be deemed a voluntary assignment of this Lease which is subject to the provisions of this Section 23. In addition, a transfer of all or substantially all of the assets of Tenant, either by merger, consolidation, or otherwise shall be deemed to be an assignment which is subject to the provisions of this Section 23. Whether Tenant is a partnership, corporation or any other type of entity, then at the option of Landlord, a sale of all or substantially all of Tenant’s assets, a change in Tenant’s name of which Landlord has not received prior notice, or a conversion into any other type of entity shall also be deemed a voluntary assignment of this Lease which is subject to the provisions of this Section 23.

D. Expenses and Profits; Effect of Consent:

(1) In the event Landlord permits Tenant to assign or sublet all or a portion of the Premises to a third party, other than Tenant’s Affiliate, fifty percent (50%) of any sums that are paid by such third party for the right to occupy the Premises, in excess of the sum of (i) the Rent then in effect, and (ii) all reasonable costs and expenses actually incurred by Tenant in connection with such assignment or subletting, for brokerage commissions, reasonable attorneys’ fees, improvements to the Premises and advertising expenses shall be paid by Tenant to Landlord on a monthly basis as Additional Rent.

(2) Tenant shall be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in connection with any proposed or purported assignment or sublease and an administrative fee of One Thousand Five Hundred Dollars ($1,500.00).

(3) Neither the consent by Landlord to any assignment or subletting, nor any assignment or sublease entered into without Landlord’s consent, shall be construed as either a waiver or release of Tenant from any covenant or obligation of Tenant under this Lease, nor as relieving Tenant from giving Landlord the aforesaid thirty (30) days notice of, or from obtaining the consent of Landlord to, any further assignment or subletting. The collection or acceptance of Rent from any such assignee or subtenant shall not constitute a waiver or release of Tenant from any covenant or obligation of Tenant under this Lease, except as expressly agreed by Landlord in writing.

E. Conditions of Assignment or Sublease: All restrictions and obligations imposed pursuant to this Lease on Tenant shall be deemed to extend to any subtenant, assignee, licensee, concessionaire or other occupant or transferee, and Tenant shall cause such person to comply with such restrictions and obligations. Any assignee shall be deemed to have assumed obligations as if such assignee had originally executed this Lease and at Landlord’s request shall execute promptly a document confirming such assumption. Each sublease is subject to the condition that if the Term is terminated or Landlord succeeds to Tenant’s interest in the Premises by voluntary surrender or otherwise, at Landlord’s sole option, the subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognize Landlord as its landlord under the then executory terms of such sublease or, at Landlord’s sole option, the subtenant shall execute a direct lease with Landlord on Landlord’s then current standard form (as modified to conform to the economics of the sublease and to the provisions of this Lease).

F. Permitted Subleases and Assignments: Notwithstanding the foregoing provisions of this Section 23, Landlord agrees that so long as (a) no default is then continuing beyond any applicable cure period, (b) no circumstance shall have occurred which with the giving of notice, the passage of time, or both would constitute a Default by Tenant (provided that Landlord shall have the right to notify Tenant in writing within ten (10) days following Landlord’s receipt of notice of a proposed assignment as to whether any such circumstance does then exist, and Tenant’s rights hereunder shall not be invalidated if either (i) Landlord fails to so notify Tenant within such 10-day period or (ii) Landlord does notify Tenant of such circumstance constituting a default within such 10-day period and Tenant then cures such default within the applicable cure period set forth in this Lease), and (c) the net worth, creditworthiness and liquidity factor of any entity into which Tenant shall merge are all greater than or equal to the net worth, creditworthiness and liquidity factor of Tenant immediately prior to the transfer, the provisions of Sections 23.A., 23.B., 23.C., 23.D.(1) and 23.D.(2) shall not be applicable with regard to an assignment of this Lease or a subletting of all or any portion of the Premises to Tenant’s Affiliate (as hereinafter defined), so long as (1) Tenant originally named herein shall remain primarily liable under this Lease, notwithstanding any such assignment or subletting (unless Tenant has merged into such entity, in which case such surviving entity shall assume all of the obligations of Tenant under this Lease), (2) no other or further assignment or subletting to other than an Affiliate shall be permitted without Landlord’s prior written consent and (3) in the case of an assignment, the assignee executes an assignment and assumption agreement in Landlord’s then standard form with respect to the assumption by the assignee of all of Tenant’s then existing and future obligations under this Lease. An “Affiliate” shall be a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Tenant, or which has succeeded to the ownership of Tenant or of substantially all of Tenant’s assets by merger or consolidation. “Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract, or otherwise.

24.	TRANSFER BY LANDLORD.

Landlord (and any successor or affiliate of Landlord) may freely sell, assign or transfer all or any portion of its interest in this Lease or the Premises, the Building or the Land and, in the event of any such sale, assignment or transfer, shall be relieved of any and all obligations under this Lease from and after the date of the sale, assignment or transfer. From and after said date, Tenant shall be bound to such purchaser, assignee or other transferee, as the case may be, as though the latter had been the original Landlord hereunder, provided that the purchaser, assignee or transferee agrees to assume the obligations of Landlord hereunder.

25.	INABILITY TO PERFORM.

This Lease and the obligations of the parties hereunder shall in no way be affected, impaired or excused, nor shall either party have any claim against the other for damages, because such nonperforming party, due to Unavoidable Delays, is unable to fulfill any of its obligations under this Lease, including, but not limited to, any obligations to provide any services, repairs, replacements, alterations or decorations or to supply any improvements, equipment or fixtures; provided, however, that in no event shall this Section 25 be interpreted to relieve Tenant of any of its obligations to pay Rent in the amounts and when due and payable under this Lease.

26.	ESTOPPEL CERTIFICATES.

Tenant shall, without charge, within ten (10) business days after receipt of any request therefor, execute and deliver to Landlord and its Mortgagee a certificate stating: (i) whether this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect and setting forth all such modifications); (ii) whether there then exist any defenses against the enforcement of any right of Landlord hereunder (and, if so, specifying the same in detail); (iii) the dates to which rent and any other charges hereunder have been paid by Tenant; (iv) that Tenant has no knowledge of any then uncured defaults under this Lease (or, if Tenant has knowledge of any such defaults, specifying the same in detail); (v) that Tenant has no knowledge of any event that will or may result in the termination of this Lease (or if Tenant has such knowledge, specifying the same in detail); (vi) the address to which notices to Tenant are to be sent; and (vii) such other information as may be reasonably requested. It is understood that any such certificate may be relied upon by Landlord, any Mortgagee, prospective Mortgagee, Ground Lessor, prospective Ground Lessor, or purchaser or prospective purchaser of the Land or the Building.

27.	COVENANT OF QUIET ENJOYMENT.

Landlord covenants that it has the right to make this Lease and that, if Tenant shall pay all Rent and perform all of Tenant’s other obligations under this Lease, Tenant shall have the right, during the Term and subject to the provisions of this Lease, to quietly occupy and enjoy the Premises without hindrance by Landlord or its successors and assigns.

28.	WAIVER OF JURY TRIAL.

Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other with respect to any matter arising out of or connected with this Lease.

29.	BROKERS.

Landlord and Tenant each represents and warrants to the other that, except as hereinafter set forth, neither of them has employed any broker in procuring or carrying on any negotiations relating to this Lease. Landlord and Tenant shall indemnify and hold each other harmless from any loss, claim or damage relating to the breach of the foregoing representation and warranty. Landlord recognizes only the Broker(s) (as set forth in Section 1.K. hereof) as broker(s) with respect to this Lease and agrees to be responsible for the payment of any leasing commissions owed to said broker(s).

30.	CERTAIN RIGHTS RESERVED BY LANDLORD.

Landlord shall have the following rights, exercisable without notice, without liability for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for set-off, abatement of Rent or otherwise:

A. To change the Building’s name or street address; provided, however, that in the event that such change of the Building’s name or Building address is not mandated by any governmental agency, Landlord shall reimburse Tenant for the reasonable costs of a quantity of Tenant’s new stationery equal to the amount of stationery then on hand at the time of such change of the Building’s name or street address by Landlord.

B. To affix, maintain and remove any and all signs on the exterior and interior of the Building.

C. To designate and approve, prior to installation, all window shades, blinds, drapes, awnings, window ventilators, lighting and other similar equipment to be installed by Tenant that may be visible from the exterior of the Premises or the Building.

D. To decorate and make repairs, alterations, additions and improvements, whether structural or otherwise, in, to and about the Building and any part thereof, and for such purposes to enter the Premises, and, during the continuance of any such work, to close temporarily doors, entry ways, Common Areas in the Building and to interrupt or temporarily suspend Building services and facilities, all without affecting Tenant’s obligations hereunder, as long as the Premises remain tenantable.

E. To grant to anyone the exclusive right to conduct any business or render any service in the Building, provided Tenant is not thereby excluded from uses expressly permitted herein.

F. To alter, relocate, reconfigure and reduce the Common Areas of the Building, as long as access to the Premises and Garage remain materially the same and there is no reduction in Tenant’s parking rights.

G. [Intentionally omitted.]

H. To erect, use and maintain pipes and conduits in and through the Premises behind the walls, below the floors and above the ceilings, and provided the same does not reduce the rentable area of the Premises in more than a de minimis manner.

I. To construct improvements (including kiosks) on the Land and in the Common Areas of the Building.

J. To prohibit smoking in or within twenty-five (25) feet of the entire Building or portions thereof (including the Premises) and on the Land, so long as such prohibitions are in accordance with applicable Laws.

K. If any excavation or other substructure work shall be made or authorized to be made upon land adjacent to the Building or the Land, to enter the Premises for the purpose of doing such work as is required to preserve the walls of the Building and to preserve the land from injury or damage and to support such walls and land by proper foundations.

Notwithstanding anything contained herein to the contrary, Landlord may at any time elect to alter, rehabilitate or renovate all or any portion of the Building so long as such construction does not substantially and unreasonably interfere with Tenant’s access to the Premises or substantially and unreasonably interfere with Tenant’s use of the Premises. Tenant acknowledges that Landlord has the right to undertake major renovations (including work with respect to the exterior facade of the Building) with respect to the Building and that Landlord may hereafter perform additional work, improvements and renovations with respect to the Building. In connection with any such work, improvements and renovations, the Landlord may erect scaffoldings, sidewalk bridges and other such appurtenances. Tenant agrees not to interfere with such work, improvements and renovations and further agrees that such work, improvements and renovations (and the construction appurtenances which Landlord may place at or near the Premises) shall not constitute an eviction or constructive eviction of Tenant, in whole or in part, and the Base Rent and all other items of Additional Rent hereunder shall not abate while such work, improvements and renovations are being made by reason of loss or interruption of the business of Tenant or otherwise, nor shall Tenant have any claims against Landlord by reason of such work. Nothing set forth in this Section 30 shall be deemed to abrogate any of Landlord’s obligations or Tenant’s rights set forth in Section 12.B. hereof.

Landlord shall use reasonable efforts to minimize interference with Tenant’s business operations in the Premises in Landlord’s exercise of its rights under this Section 30, provided that the foregoing shall not be deemed to require Landlord to incur overtime expense or to only perform any work hereunder outside of the Building’s normal business hours.

31.	NOTICES.

No notice, request, approval, waiver or other communication which may be or is required or permitted to be given under this Lease shall be effective unless the same is in writing and hand-delivered, sent by registered or certified mail, return receipt requested, first-class postage prepaid, or sent with charges prepaid by a nationally recognized air courier service, addressed to Landlord at the Landlord Notice Address or to Tenant at the Tenant Notice Address, as applicable, or at any other address of which either party shall notify the other in accordance with this Section 31. Such communications, if sent by registered or certified mail, shall be deemed to have been given two (2) business days after the date of mailing, or if sent by a nationally recognized air courier service, shall be deemed to have been given one (1) business day after the date of deposit of the notice with such service. If any Mortgagee shall notify Tenant that it is the holder of a Mortgage affecting the Premises, no notice, request or demand thereafter sent by Tenant to Landlord alleging a default by Landlord under this Lease shall be effective until a copy of same shall be sent to such Mortgagee in the manner prescribed in this Section 31 at such address as such Mortgagee shall designate.

32.	MISCELLANEOUS PROVISIONS.

A. Benefit and Burden: The provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective successors and permitted assigns.

B. Governing Law: This Lease shall be construed and enforced in accordance with the Laws of the jurisdiction in which the Building is located.

C. No Partnership: Nothing contained in this Lease shall be deemed to create a partnership or joint venture between Landlord and Tenant, or to create any other relationship between the parties other than that of Landlord and Tenant.

D. Delegation by Landlord: Wherever Landlord has the authority to take any action under this Lease, Landlord shall have the right to delegate such authority to others, and Landlord shall be responsible for the authorized actions of such agents, employees and others, to the same extent as if Landlord had taken such action itself.

E. Tenant Responsibility for Agents: In any case where Tenant is responsible for performing or refraining from an act or for preventing an action or result from occurring, Tenant shall also be responsible for any actions taken or omitted by Tenant’s agents, employees, business invitees, licensees, contractors, subtenants, family members, guests and any other individuals or entities present in the Building or on the Land at Tenant’s invitation.

F. Invalidity of Particular Provisions: If any provision of this Lease or the application thereof to any person, entity or circumstance shall, to any extent, be held invalid or unenforceable, the remaining provisions and the application of such invalid or unenforceable provisions to persons, entities and circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby. Each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

G. Counterparts: This Lease may be executed in several counterparts, all of which shall constitute one and the same document.

H. Entire Agreement: This Lease, and any exhibits and addenda attached hereto, embody the entire agreement of the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained in this Lease or in the exhibits or addenda shall be of any force or effect. No rights, privileges, easements or licenses are granted to Tenant hereby, except as expressly set forth herein.

I. Amendments: This Lease may not be modified in whole or in part in any manner other than by an agreement in writing.

J. Mortgagee’s Performance: Tenant shall accept performance of any of Landlord’s obligations hereunder by any Mortgagee.

K. Limitation on Interest: In any case where this Lease provides for a rate of interest that is higher than the maximum rate permitted by law, the rate specified herein shall be deemed to equal, and the party designated as recipient of such interest shall be entitled to receive, the maximum rate of interest permitted by law.

L. Remedies Cumulative: All rights and remedies of Landlord shall be cumulative and shall not be exclusive of any other rights or remedies of Landlord hereunder or now or hereafter existing at law or in equity.

M. Annual Financial Statements: Upon Landlord’s request, Tenant shall furnish Landlord with Tenant’s most recent annual financial statement, which shall have been prepared in accordance with GAAP and which shall either be audited by a Certified Public Accountant or shall be certified as being true and correct by Tenant’s president or chief financial officer; provided, however, that if such most recent annual financial statement is for a period earlier than Tenant’s then most recently completed fiscal year, then Tenant shall also furnish Landlord with an annual financial statement for Tenant’s then most recently completed fiscal year when such financial statement is available. Landlord shall treat Tenant’s financial information as confidential, but may share such information with its prospective lenders, investors, prospective purchasers, brokers, attorneys and accountants, provided such recipients are informed of the provisions of this Section 32.M.

N. Construction of Lease: There shall be no presumption that this Lease be construed more strictly against the party who itself or though its agent prepared it. Landlord and Tenant hereby agree that all parties hereto have participated in the preparation of this Lease and that each party had the opportunity to consult legal counsel before the execution of this Lease.

O. [Intentionally Omitted.]

P. [Intentionally Omitted.]

Q. Authority: Tenant and the person executing and delivering this Lease on Tenant’s behalf each represents and warrants that such person is duly authorized to so act; that Tenant is duly organized, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the Laws of the state of its organization and the Laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Lease; and that all action required to authorize Tenant and such person to enter into this Lease has been duly taken. Landlord and the person executing and delivering this Lease on Landlord’s behalf each represents and warrants that such person is duly authorized to so act; that Landlord is duly organized, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the Laws of the state of its organization and the Laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Lease; and that all action required to authorize Landlord and such person to enter into this Lease has been duly taken.

R. Appointment of Resident Agent: For purposes of §55-218.1 of the Code of Virginia, Landlord appoints as its resident agent Corporation Services Company.

S. Deed of Lease: This Lease, for purposes of applicable law, shall be deemed a deed of lease executed under seal.

T. Qualified Leases: The parties intend that all payments made to Landlord under this Lease will qualify as rents from real property for purposes of Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (“Qualified Rents”). If Landlord, in its sole discretion, advises Tenant that there is any risk that all or part of any payments made under this Lease will not qualify as Qualified Rents, Tenant agrees (i) to cooperate with landlord to restructure this Lease in such manner as may be necessary to enable such payments to be treated as Qualified Rents, and (ii) to permit an assignment of this Lease, in each case provided such restructuring or assignment will not have a material economic impact on Tenant.

U. Landlord’s Termination Right: If Tenant’s activities or presence in the Premises solely and directly result in a continuing or repeated and significant threat of physical danger to other tenants and/or users of the Building, if Tenant is reasonably capable of controlling such threat and such threat is not eliminated within ten (10) business days after notice thereof from Landlord to Tenant, or such longer period of time as is reasonably necessary for Tenant to obtain equitable relief or to obtain a final adjudication of its rights with respect to such threat so long as Tenant is diligently pursuing same, Landlord shall have the right to terminate this Lease upon ninety (90) days’ prior written notice to Tenant in which Landlord describes in reasonable detail the nature of the continuing or repeated significant threat of physical danger. In the event Landlord terminates this Lease pursuant to this Subsection 32.U.,

Landlord shall reimburse Tenant for the then unamortized cost of any Alterations made by Tenant after the initial leasehold improvements.

33.	LENDER APPROVAL.

[Intentionally Omitted]

34.	PARKING.

A. Use of Parking.

(1) During the Term, Tenant shall have the right to use (on a non-exclusive first-come, first-served basis) a number of parking permits which is equal to a ratio of one (1) permit for each 580 square feet of rentable area then being leased by Tenant in the Building (the “Parking Permits”) for the unreserved parking of passenger automobiles in the parking areas designated from time to time by Landlord for the use of tenants of the Building (the “Garage”). The charge for such Parking Permits shall be the prevailing rate charged from time to time by Landlord or the operator of the Garage (the “Garage Operator”). Notwithstanding the foregoing, Landlord does not guarantee the availability of such monthly Parking Permits to Tenant during the second (2nd) or any subsequent month of the Term if and to the extent that Tenant does not purchase such monthly Parking Permits during the first (1st) month and each subsequent month of the Term; provided, however, that in the event Tenant at any time fails to purchase any of the monthly Parking Permits made available to Tenant hereunder, Landlord agrees that, upon at least sixty (60) days’ prior notice from Tenant, Landlord will again make available to Tenant the Parking Permits that were previously unpurchased by Tenant. Landlord reserves the right to institute either a valet parking system or a self parking system. Tenant and its employees shall observe reasonable precautions in the use of the Garage and shall at all times abide by all rules and regulations governing the use of the Garage promulgated by Landlord or the Garage Operator. The Garage will remain open on Monday through Friday (excluding Holidays) and during the Building Hours. Landlord reserves the right to close the Garage during periods of unusually inclement weather or for repairs. At all times when the Garage is closed, monthly permit holders shall be afforded access to the Garage by means of a magnetic card or other procedure provided by Landlord or the Garage Operator. Landlord does not assume any responsibility and shall not be held liable for any damage or loss to any automobile or personal property in or about the Garage or for any injury sustained by any person in or about the Garage. Tenant shall have the right to access such Garage by means of an electronic access gate currently operated by electronic access cards, and after distribution of the initial number of access cards to Tenant following Tenant’s occupancy of the Premises, Tenant shall be required to pay to Landlord Twenty Dollars ($20.00) for each additional or replacement access card requested by Tenant (i.e., access cards that are in addition to those initially provided to Tenant at the time that it leases space pursuant to this Lease, both at the beginning of the Term and at any time thereafter). Landlord reserves the right to modify in any way Landlord deems appropriate the manner in which the Garage is accessed during the Term. Tenant shall not use the Garage for the overnight storage of vehicles.

(2) Subject to the limitations imposed thereon from time to time by Landlord and/or the Garage Operator, Tenant’s customers and visitors shall have the right to use available spaces in the Garage for the purpose of parking their vehicles therein while visiting the Premises. Tenant’s customers and visitors shall pay the then current hourly parking fees established by Landlord and/or the Garage Operator, as adjusted from time to time, for the privilege of using the Garage. The foregoing shall in no way be construed to impose upon Landlord any obligation to provide customer parking for Tenant.

(3) Landlord’s granting of parking rights hereunder does not create a bailment between the parties, it being expressly agreed that the only relationship created between Landlord and Tenant hereby is that of right grantor and right grantee. All motor vehicles (including all contents thereof) shall be in the Garage at the sole risk of their owners and Tenant, and Landlord is not responsible for the protection and security of such vehicles. Neither Landlord nor any agent, employee or contractor of Landlord shall have any liability for any property damage or personal injury arising out of or in connection with said motor vehicles.

(4) In its use of the Garage, Tenant will follow all terms of all applicable Rules and Regulations enacted by Landlord with respect to the Building and/or the Garage, shall observe reasonable safety precautions in the use of the Garage, and will cause Tenant’s Invitees to do the same. If a violation of said applicable Rules and Regulations occurs or if an individual parker fails to pay parking fees, Landlord shall have the right to revoke such individual parker’s right to use his or her Parking Permit, which shall be in addition to Landlord’s other rights and remedies under this Lease.

(5) If: all or a portion of the Garage is damaged by fire or other casualty or taken by power of eminent domain or purchased in lieu thereof by any governmental authority then: (1) Landlord will either (a) proceed to restore the Garage (and Landlord shall have no obligation to provide any alternative parking while such restoration is being performed), or (b) not restore the Garage, but provide Tenant, at Tenant’s sole cost and expense, with alternate parking throughout the remainder of the Term (if such alternative parking is reasonably available under the circumstances).

B. Rates. Landlord reserves the right for itself or the Garage Operator to establish rates and fees for the use of the Parking Area and to establish and modify or amend rules and regulations governing the use of such parking areas. The charge for such Parking Permit shall be the prevailing rate charged from time to time by Landlord or the operator of the Parking Area, which as of the date hereof is One Hundred Twenty Dollars ($120.00) per permit per month for unreserved Parking Permits, and which rate is subject to increase from time to time throughout the Term in Landlord’s or the Garage Operator’s sole and absolute discretion based upon the prevailing rates then being charged at comparable Class-A buildings within a three (3) block radius of the Building which are not publicly owned. Landlord shall have the right to revoke a user’s parking privileges in the event such user fails to abide by the rules and regulations governing the use of such parking areas. Tenant shall be prohibited from using the Parking Area for purposes other than for parking registered vehicles. The storage or repair of vehicles in the Parking Area shall be prohibited.

C. No Transfers. Tenant shall not assign, sublet or transfer any Parking Permits, except to an assignee of this Lease or a subtenant of all or a portion of the Premises, without Landlord’s prior written consent. Any other attempted assignment, sublet, or transfer shall be void.

35.	SECURITY DEPOSIT.

A. Amount and Uses: Within twenty (20) days following the date (the “LOC Outside Delivery Date”) of full execution and delivery of this Lease by Landlord and Tenant, Tenant shall deliver to Landlord the Security Deposit in the form of a Letter of Credit (as hereinafter defined), to be held by Landlord as security for the payment of all Rent payable by Tenant and for the faithful performance by Tenant of all other obligations of Tenant under this Lease. In the event that the Letter of Credit has not been delivered to Landlord on or before the LOC Outside Delivery Date, then this Lease shall automatically be null and void and of no further force or effect, without the requirement of any notice from either party, and neither party shall have any obligation to the other accruing after such LOC Outside Delivery Date. If at any time during the Term the Security Deposit is in the form of cash, said Security Deposit shall be repaid to Tenant after the termination of this Lease (or any renewal thereof), provided Tenant shall have made all such payments and performed all such obligations hereunder. Landlord shall not be required to maintain the Security Deposit in a separate account. The Security Deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant without the prior written consent of Landlord, and any such act shall be void. Landlord may, at Landlord’s option, appropriate and apply the entire Security Deposit, or so much thereof as Landlord believes may be necessary, to compensate Landlord for the payment of any past-due Rent and for loss or damage sustained by Landlord due to any Default. In the event Landlord appropriates or applies the Security Deposit in such a manner, Tenant, within five (5) days after notice thereof, shall pay to Landlord an amount sufficient to restore the Security Deposit to the original sum deposited. Tenant’s failure to restore any such deficiency shall constitute a Default hereunder. In the event of bankruptcy or other debtor-creditor proceedings by or against Tenant, the Security Deposit shall be applied first to the payment of Rent due Landlord for all periods prior to the filing of such proceedings.

The amount of the Security Deposit shall be reduced as of the dates set forth in the following table to the corresponding amounts set forth in the following table, except that there shall be no such reduction if, as of a scheduled reduction date, there exists (a) any Default under this Lease until such time as such Default has been cured, or (b) any circumstance which with the giving of notice, the passage of time, or both would constitute a Default by Tenant (provided that Landlord shall have the right to notify Tenant in writing within ten (10) days following the expiration of the applicable month of the Term at which such reduction is scheduled to occur as to whether any such circumstance does then exist and such reduction in the Security Deposit shall not be postponed if either (i) Landlord fails to so notify Tenant within such 10-day period or (ii) Landlord does notify Tenant of such circumstance constituting a default within such 10-day period and Tenant then cures such default within the applicable cure period set forth in this Lease), at which time the reduction in the Security Deposit shall occur:

Reduction Date	Amount of Security Deposit
Last day of month 34	$1,350,000
Last day of month 46	$850,000
Last day of month 58	$350,000

B. Transferability: In the event of a sale or transfer of Landlord’s interest in the Building or of the interest of any successor or assign of Landlord, Landlord (or such successor or assign) shall have the right to transfer the Security Deposit to any vendee or transferee and shall thereupon be released automatically from any liability therefor. Tenant shall look solely to the transferee for the return of the Security Deposit. No Mortgagee or purchaser of any or all of the Building at any foreclosure proceeding shall (regardless of whether the Lease is at the time subordinated to the lien of said Mortgage) be liable to Tenant or any other person for any of the Security Deposit, or any other payment made by Tenant hereunder, unless Landlord has actually delivered said deposit or other such sum to such Mortgagee or purchaser. In the event of any rightful and permitted assignment of Tenant’s interest in this Lease, the Security Deposit shall be deemed to be held by Landlord as a deposit made by the assignee, and Landlord shall have no liability to the assignor with respect to the return of the Security Deposit.

C. Letter of Credit: Tenant shall provide the Security Deposit in the form of an unconditional, irrevocable letter of credit issued by a financial institution acceptable to Landlord in its sole and absolute discretion (the “Letter of Credit”). Subject to Section 35.A. hereof, the Letter of Credit shall be maintained throughout the Term and any renewals thereof, if any, in accordance with all of the requirements hereinafter set forth. Any Letter of Credit delivered to Landlord by Tenant shall be in a form and from a financial institution acceptable to Landlord in its sole (but not arbitrary) discretion and shall be capable of being drawn upon in the Washington, D.C. or Baltimore, Maryland metropolitan area (it being acknowledged, however, that presentation of the Letter of Credit at a local branch of the issuer may entail the forwarding of the Letter of Credit by such local branch to the issuer’s central letter of credit office prior to payment). Said Letter of Credit shall be issued by a commercial bank (1) that is chartered under the laws of the United States or any State thereof and which is insured by the Federal Deposit Insurance Corporation or by any U.S, branch of a foreign bank licensed to do business in the United States; (2) whose long-term, unsecured and unsubordinated debt obligations are rated in the following categories by at least two of Fitch Ratings Ltd. (“Fitch”), Moody’s Investors Service, Inc. (Moody’s) and Standard & Poor’s Ratings Services (“S&P”) or their respective successors (the “Rating Agencies): A from Fitch, A-3 from Moody’s and A from Standard & Poor’s); and (3) which has a short-term debt rating in the following categories from at least two Rating Agencies: F-1 from Fitch, P-2 from Moody’s and A-1 from S&P) (collectively, the “Letter of Credit Issuer Requirements”). Landlord hereby acknowledges that Morgan Stanley Bank satisfies the Letter of Credit Issuer Requirements as of the date of this Lease. During the Term and any renewals thereof, if any, if (a) the issuer of the Letter of Credit is insolvent or is placed into receivership or conservatorship, or is closed for any reason, by the Federal Deposit Insurance Corporation, or any successor or similar governmental entity, or (b) a trustee, receiver or liquidator is appointed for the issuer of the Letter of Credit, or (c) the issuer of the Letter of Credit is no longer deemed to be a “well capitalized” depository institution for purposes of the prompt corrective action provisions of the Federal Deposit Insurance Act and the regulations promulgated thereunder, then, in any of such events, Tenant shall, within ten (10) days of the occurrence of any event described in any of the immediately preceding clauses (a) through (c) (each such occurrence being hereinafter referred to as an “L/C Issuer Requirements Failure”), deliver a substitute Letter of Credit from an issuer that satisfies the Letter of Credit Issuer Requirements and that also complies in all respects with the criteria set forth in this Section 35.C. Tenant’s failure to obtain a substitute Letter of Credit within the later of (A) three (3) business days following Landlord’s written demand therefor or (B) ten (10) days following the occurrence of an L/C Issuer Requirements Failure shall entitle Landlord to draw upon the Letter of Credit then in effect without the necessity of any other monetary or other default hereunder by Tenant, in which event the proceeds thereof shall be held by Landlord. In the event that Landlord makes an effort to draw upon the Letter of Credit but is unable to do so, then Tenant’s failure to provide a substitute Letter of Credit within three (3) business days following Landlord’s written demand therefor shall constitute a Default under this Lease (as to which no cure period shall be applicable), and Landlord shall have the right to exercise all of Landlord’s remedies set forth in this Lease with respect to a Default by Tenant.

Said Letter of Credit shall provide that it shall expire on the sixtieth (60th) day following the date of expiration of the Term of this Lease and shall be transferable by Landlord, without any fee or other cost to Landlord, to any purchaser or transferee of Landlord’s interest in the Building or the Land. At Tenant’s option, said Letter of Credit shall have a term equal to the period expiring on the first anniversary of the date of issuance thereof, in which event Tenant covenants that a renewal of said Letter of Credit shall be delivered to Landlord by that date which is thirty (30) days prior to the expiration date thereof (or the original Letter of Credit shall be automatically renewed), and thereafter a renewal of the Letter of Credit shall be delivered to Landlord by Tenant by that date which is thirty (30) days prior to each succeeding anniversary of the original expiration date of the Letter of Credit (or the original Letter of Credit shall be automatically renewed by each such date). If Tenant fails to so renew and deliver said Letter of Credit to Landlord by the thirtieth (30th) day preceding each said expiration date, Landlord may draw upon the Letter of Credit then in effect without the necessity of any other monetary or other default hereunder by Tenant, in which event the proceeds thereof shall be held by Landlord. In the event that Landlord makes an effort to draw upon the Letter of Credit but is unable to do so, then Tenant’s failure to provide a substitute Letter of Credit within three (3) business days following Landlord’s written demand therefor shall constitute a Default under this Lease (as to which no cure period shall be applicable), and Landlord shall have the right to exercise all of Landlord’s remedies set forth in this Lease with respect to a Default by Tenant. Said Letter of Credit shall provide that Landlord shall be permitted to draw on same on multiple occasions following the occurrence of a Default by Tenant under this Lease; provided, however, that in the event that said Letter of Credit would expire during the pendency of any litigation to resolve whether such Default has occurred, Landlord may draw upon said Letter of Credit prior to the expiration thereof. In the event that Landlord draws upon the Letter of Credit after a Default by Tenant as aforesaid, Landlord shall use, apply or retain all or any portion of the proceeds thereof for (i) the payment of any Rent or any other sums as to which Tenant is in default, (ii) the payment of any amount which Landlord may spend or become obligated to spend to repair damage to the Premises or the Building for which repairs Tenant is liable hereunder, or (iii) compensation to Landlord for any losses which Landlord is entitled to recover hereunder by reason of Tenant’s Default, including any damage or deficiency arising in connection with the reletting of the Premises and all associated reasonable legal fees. In the event that the Letter of Credit is drawn upon by Landlord for failure of Tenant to renew said Letter of Credit as aforesaid, the proceeds thereof shall be held by Landlord in accordance with the provisions respecting the Security Deposit under this Section 35.C. The use, application or retention of the proceeds of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law, and shall not limit any recovery to which Landlord may otherwise be entitled.

36.	HAZARDOUS MATERIALS.

A. Definition. As used in this Lease, the term “Hazardous Material” means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “infectious wastes”, “hazardous materials” or “toxic substances” now or subsequently regulated under any Laws, including, without limitation, oil, petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons.

B. General Prohibition. Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated, discharged, released, spilled or disposed of on, in under or about the Premises, the Building, or the Land (hereinafter referred to collectively as the “Property”) by Tenant or Tenant’s Invitees; provided, however, that Tenant shall be permitted to store and use at the Premises such reasonable quantities of customary office supplies as are customarily used, stored and disposed of in compliance with all applicable Laws. Tenant shall indemnify, defend and hold Landlord, Landlord’s managing agent and all Mortgagees harmless from and against any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including without limitation, attorneys’, consultants’, and experts’ fees, court costs and amount paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses arising from a breach of this prohibition by Tenant or Tenant’s Invitees.

C. Notice. In the event that Hazardous Materials are discovered upon, in, or under the Property, and any governmental agency or entity having jurisdiction over the Property requires the removal of such Hazardous Materials, Tenant shall be responsible for removing those Hazardous Materials arising out of or related to the use or occupancy of the Property by Tenant or Tenant’s Invitees but not those of its predecessors. Notwithstanding the foregoing, Tenant shall not take any remedial action in or about the Property or any portion thereof without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to protect Landlord’s interest with respect thereto. Tenant immediately shall notify Landlord in writing of: (i) any spill, release, discharge or disposal of any Hazardous Material in, on or under the Property or any portion thereof; (ii) any enforcement, cleanup, removal or other governmental or regulatory action instituted, contemplated, or threatened (if Tenant has notice thereof) pursuant to any laws respecting Hazardous Materials; (iii) any claim made or threatened by any person against Tenant or the Property or any portion thereof relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and (iv) any reports made to any governmental agency or entity arising out of or in connection with any Hazardous Materials in, on under or about or removed from the Property or any portion thereof, including any complaints, notices, warnings, reports or asserted violations in connection therewith. Tenant also shall supply to Landlord as promptly as possible, and in any event within five (5) business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises, the Property or Tenant’s use or occupancy thereof.

D. Landlord’s Obligations: In the event that Landlord receives written notice from a governmental agency of the presence of Hazardous Materials in the Premises or in any of the Common Areas of the Building which are utilized by Tenant in a quantity and of a nature that violates any applicable Laws and that were not introduced to the Building by or on behalf of Tenant, Landlord shall take such action, if any, as may be required to comply with such laws or governmental regulations; provided, however, that Landlord shall have the right to contest any such notice of violation, in which case Landlord’s obligation to cure shall not arise until after the final adjudication of the validity of the violation notice.

E. Survival. The respective rights and obligations of Landlord and Tenant under this Section 36 shall survive the expiration or earlier termination of this Lease.

37.	[INTENTIONALLY OMITTED.]

38.	NO RECORDATION.

Tenant shall not record or attempt to record this Lease or any memorandum hereof in any public records without the prior written approval of Landlord, which may be denied in Landlord’s sole and absolute discretion. In the event that Landlord grants its approval to record this Lease or a memorandum hereof, Tenant shall pay all recordation fees, taxes and charges in connection with such recordation.

39.	SIGNS.

Landlord will, at Landlord’s cost, grant Tenant its pro rata share (based upon a fraction, the numerator of which shall be the number of rentable square feet of area comprising the Premises, and the denominator of which shall be the number of total rentable square feet of area in the Building) of entries in the Building directory, and provide Building standard signage on one suite entry door of the Premises. No other sign, advertisement or notice shall be inscribed, painted, affixed or otherwise displayed on any part of the exterior or interior of the Building (including windows and doors) without the prior written approval of Landlord, which may be granted or withheld in Landlord’s sole and absolute discretion. If any such item that has not been approved by Landlord is so displayed, then Landlord shall have the right to remove such item at Tenant’s expense or to require Tenant to do the same. Landlord reserves the right to install and display signs, advertisements and notices on any part of the exterior or interior of the Building.

Notwithstanding the foregoing, Tenant shall have the right to install and maintain signage in the Common Area elevator lobby of any full floor which is then being fully leased by Tenant (“Tenant’s Elevator Lobby Signage”). Tenant’s Elevator Lobby Signage may contain Tenant’s logo and shall (a) be of a type, style, size, color, location, materials, method of fabrication, and method of installation approved by Landlord in its reasonable discretion and (b) comply with all applicable Laws regarding type, size, style, color, location, method of fabrication and method of installation. Tenant’s Elevator Lobby Signage shall be installed, repaired, maintained and replaced at Tenant’s sole cost and expense and in compliance with all Laws. Tenant shall remove Tenant’s Elevator Lobby Signage, at Tenant’s sole cost and expense, upon the earlier to occur of (a) the date of expiration or earlier termination of the Term of this Lease, as same may be extended, or (b) the fifth (5th) business day following the date on which Tenant has assigned this Lease to a non-Affiliate third party. Tenant shall repair any damage to the Common Area elevator lobby caused by the installation or removal of Tenant’s Elevator Lobby Signage, all at Tenant’s sole cost and expense.

40.	EXERCISE FACILITY.

The Building has an exercise center located on the lower level of the Building (the “Exercise Facility”), which shall be operated and maintained for the exclusive use of Landlord, its agents, employees or invitees and the office tenants of the Building, including Tenant and its employees; provided, however, that (i) Landlord shall not be required to provide an attendant for the Exercise Facility, and (ii) such use shall be at Tenant’s sole risk and Landlord assumes no liability therefor. Admission to the Exercise Facility will be obtained through the use of the Building access control system. Use of the Exercise Facility and the hours of operation thereof will be subject to such rules and regulations as Landlord or its agent may promulgate, and amend, from time to time. It is understood that no person shall be entitled to use the Exercise Facility until (a) such person has signed a waiver of liability to be prepared by Landlord or its agent, and (b) if Landlord charges a fee for the use of the Exercise Facility until such person has paid such fee, it being understood and agreed that Landlord shall not charge any fees for use of the Exercise Facility, other than for specialty services (e.g., personal training, massage and similar services). Notwithstanding anything contained herein to the contrary, all expenses of operating and maintaining the Exercise Facility (including, but not limited to, equipment leases) shall be included in

Operating Expenses. Landlord reserves the right to change the location of the Exercise Facility to a space of comparable size with comparable equipment and features within the Building at any time and from time to time, provided that Landlord provides Tenant with prior written notice of such relocation and that Landlord promptly commences and diligently pursues the relocation.

41.	ANTENNA LICENSE.

Subject to the terms of this Section 41, Landlord hereby grants to Tenant a license during the Term, provided that Tenant is not in default under this Lease: to install and operate one (1) satellite dish (solely for Tenant’s business as conducted within the Premises, and not for any resale or other commercial purpose), microwave antennae, or other similar equipment in and on the Building, at no additional charge, in accordance with specifications and at the location(s) approved by Landlord in writing in advance, in Landlord’s sole discretion (all of the foregoing items being hereinafter collectively referred to as the “Antenna”). Tenant shall have the right to erect fencing and other equipment to protect the Antenna, subject to Landlord’s approval which shall not be unreasonably withheld, conditioned or delayed. Landlord shall have the right to relocate the Antenna to another location on the roof of the Building, which shall be accomplished at Landlord’s sole expense, and which right shall not be exercised by Landlord in a manner which would deprive Tenant of a clear reception, within the requirements of the Federal Communications Commission governing the Antenna.

Any provision hereof to the contrary notwithstanding, Landlord shall have the right, in its sole discretion, to require Tenant to use a contractor specified by Landlord to install the Antenna, all at Tenant’s sole cost and expense, or to have a contractor specified by Landlord supervise the installation of the Antenna by Tenant’s contractor and in such event Tenant agrees to pay Landlord’s contractor’s reasonable supervision fees.

This Section 41 shall be subject at all times to the following conditions (the failure of any of which shall be a material breach of this Section 41 by Tenant and shall give Landlord the right to terminate Tenant’s access and use of the roof for said Antenna):

A. The Antenna shall be installed and at all times operated, maintained and repaired by Tenant, at Tenant’s sole cost and expense. All penetrations into any Building surfaces shall be sealed so as to prevent any water leakage. Tenant shall not undertake or engage in any installation of the Antenna without first submitting to Landlord detailed working plans of all such installations and obtaining prior written approval of Landlord.

B. Throughout the period of such Installation, and thereafter during any operation, maintenance or repair of the Antenna, Tenant shall install and utilize, at Tenant’s sole expense, such screening supports, walk boards, and such other materials as may be required by Landlord to protect the Building or any part thereof, the Building generally, pedestrians, vehicles on adjacent roadways and any other property or owners of property adjacent to the Building.

C. The Antenna installed or operated by Tenant hereunder shall be installed, operated, maintained and repaired by Tenant in a good and workmanlike manner and in a manner which shall not impair the structure, value, rental value or rentability of, or detract from the appearance of, the Building or any part thereof.

D. The Antenna installed or operated by Tenant hereunder shall be installed, operated, maintained and repaired by Tenant in a manner which shall not cause a violation of any mortgage, deed of trust, ground lease or other financing instrument now existing or hereafter recorded with respect to the Building or any agreements or warranties with respect to the Building or any part thereof as are now or hereafter shall be held by or entered into by Landlord or Landlord’s management agent.

E. The Antenna installed or operated by Tenant hereunder shall be installed, operated, maintained and repaired by Tenant in a manner which shall not interfere with or disturb Landlord or any tenant or other occupant of the Building.

F. The Antenna shall not cause interference with any other equipment of any nature in, on or about the Building or any other equipment owned by any other person, irrespective of where located and irrespective of whether such person has any interest in the Building. In the event Tenant’s equipment causes such interference, Tenant agrees it will take all steps necessary to correct and eliminate the interference consistent with appropriate government rules and regulations upon receipt of written notification of the interference. If the interference is not corrected within one (1) business day of receipt of notification, Tenant will cease operation of the equipment causing such interference until such interference is cured.

G. Neither the Antenna nor Tenant shall interfere with the use of the roof of the Building or any other part of the Building by Landlord or any tenant or occupant of the Building or any other person or entity.

H. Prior to the installation of the Antenna, Tenant shall obtain, and shall thereafter comply with and keep in force throughout the Term, all permits, licenses, inspections and other governmental requirements and authorizations required by all governmental authorities having jurisdiction over the Building, the Antenna, Tenant, or the business operations in which the Antenna shall be utilized.

I. The installation, operation, maintenance, repair and replacement of the Antenna shall be performed by Tenant in accordance with all applicable laws, regulations and other requirements of all federal and local governmental and quasi governmental entities and authorities.

J. Tenant, at its sole cost and expense, shall remove the Antenna prior to the expiration or earlier termination of this Lease, and Tenant shall repair any damage to the Building caused by such removal or caused by the installation of such Antenna at its sole cost and expense and in accordance with all applicable Laws

Tenant acknowledges and agrees that Landlord has not made any representation, warranty or other statement to Tenant (and none is implied) regarding the feasibility of installing or operating the Antenna hereunder.

Landlord agrees to permit Tenant reasonable, non exclusive access to portions of the Building as necessary so as to facilitate the installation, operation, maintenance, repair, and removal of the Antenna in accordance with this Section 40. Tenant shall notify Landlord in advance when Tenant requires access to the roof of the Building and shall not attempt to gain such access to the roof of the Building without being accompanied by an employee, agent or contractor of Landlord.

42.	RISER ACCESS.

Tenant and its contractor shall be permitted non-exclusive access to a proportionate share (based upon the number of rentable square feet of area being leased by Tenant in the Building versus the number of square feet of total rentable area in the Building) of the Building risers (the “Risers”), at no additional charge therefor, for the sole purpose of installing, inspecting, maintaining, repairing and replacing cabling and telecommunications equipment and piping for condenser water therein.

A. Tenant shall submit to Landlord for Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed) reasonably detailed plans and specifications showing the locations within the Risers where such cabling and equipment and piping will be installed. Tenant shall appropriately mark and/or tag all such cabling and equipment and piping as are reasonably required by Landlord to identify the owner and user thereof. If any such cabling, equipment and piping are installed without Landlord’s prior written approval or without such appropriate identification, and Tenant fails to remove same within thirty (30) days after written notice from Landlord to do so, then Landlord shall have the right to remove and correct such improvements and restore the Risers to their condition immediately prior thereto, and Tenant shall be liable for all expenses incurred by Landlord in connection therewith. Tenant shall not be entitled to use or occupy a disproportionate amount of the available space in the Risers, based upon the proportion of the rentable area then comprising the Premises to the aggregate rentable office area in the Building. Landlord makes no representation or warranty that the Risers will be adequate to satisfy Tenant’s needs.

B. Tenant and its contractor(s) shall coordinate any access to the Risers with Landlord’s property manager for the Building.

C. Tenant shall pay, as Additional Rent, all actual, out-of-pocket costs and expenses reasonably incurred by Landlord in connection with the supervision of the performance of such work by or on behalf of Tenant or its contractors, agents or employees. In addition, if Tenant requests Landlord or its employees to provide after hours or non-standard services, Tenant shall pay to Landlord, as Additional Rent, all actual, out-of-pocket costs and expenses reasonably incurred by Landlord in connection therewith (at Tenant’s request, Landlord shall notify Tenant whether any particular service is non-standard prior to the commencement of such work by Landlord).

D. Tenant and its contractor(s) shall conduct their work in a manner that minimizes disruption and inconvenience to other tenants and occupants of the Building.

E. During the installation, maintenance, repair, replacement, and removal of such cabling and equipment and piping, Tenant shall keep all public areas of the Building where such work is being performed neat and clean at all times and Tenant shall remove or cause all debris to be removed from the Building at the end of each workday.

F. Subject to Section 17(d), Tenant shall promptly repair, at its sole cost and expense, any damage done to the Building or to the premises of any other tenant in the Building or to any electrical, mechanical, HVAC, sprinkler, life safety and other operating system serving the Building or other Common Areas that are caused by or arise out of any work performed by Tenant or its contractor pursuant to this Section 42.

G. Any contractor performing such work shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed (it being agreed that it shall be reasonable for Landlord to withhold or deny its approval if such contractor is not properly licensed or insured, is subject to any bankruptcy proceeding, or (in the case of Tenant’s telecom cabling) is not a telecommunications provider which provides services to comparable buildings in the Washington, D.C. metropolitan area on a general basis).

H. In performing such work, Tenant and its contractor shall observe Landlord’s rules and regulations regarding the construction, installation, and removal of Tenant improvements in the Building, which rules and regulations, together with any modifications thereto, shall be provided to Tenant, in writing, prior to enforcement.

I. Tenant shall be solely responsible at its sole cost and expense to correct and to repair any work or materials installed by Tenant or Tenant’s contractor. Landlord shall have no liability to Tenant whatsoever on account of any work performed or material provided by Tenant or its contractor.

J. Tenant, Tenant’s Affiliates, or Landlord shall remove, at Tenant’s sole cost and expense, all cabling and equipment and piping installed by or on behalf of Tenant (whether on or after the date hereof) from the Risers by not later than the expiration or earlier termination of this Lease; provided, however, that in the event Landlord knows as of the Lease Expiration Date that the succeeding tenant of the Premises desires that Tenant’s cabling, equipment and/or piping be left in place, then Tenant shall have no obligation to remove such cabling, equipment and/or piping that the succeeding tenant desires to retain. All damages and injury to the Risers, the Premises or the Building caused by such removal shall be repaired by Tenant,

K. Landlord’s representative shall have the right to inspect any work performed by Tenant or its contractor at any time.

L. All work done and materials furnished by Tenant and/or its contractor shall be of good quality and shall be performed in a good and workmanlike manner and in accordance and compliance with all applicable Laws and the other applicable provisions of this Lease.

M. Any casualty or other damage to all or any portion of the Risers shall not affect Tenant’s obligations, duties, or responsibilities under this Lease.

43.	OPTIONS TO EXTEND.

Provided that Evolent Health, Inc., a Delaware corporation or any Affiliate (as defined in Section 23.F. hereof) (collectively, “Evolent”) is not then in Default, both at the time of exercise of the Renewal Option (as hereinafter defined), in question, and at the commencement of the Renewal Period (as hereinafter defined), in question, and is then in occupancy of the Premises at the time of exercise of the Renewal Option in question, and at the time of the commencement of the Renewal Period in question, Evolent shall have three (3) successive options (the “Renewal Options”) to extend the Term of the Lease, each of which Renewal Options shall be to extend the Term for a three (3) year period (the “Renewal Periods”) after the expiration of the initial Term. Each Renewal Option shall be exercisable only by written notice given by Evolent to Landlord not later than twelve (12) months, nor earlier than fifteen (15) months, prior to the expiration of the initial Term, or the Renewal Period then in effect, as the case may be. In the event that Evolent does not timely exercise a Renewal Option, said Renewal Option and all successive Renewal Options shall be null and void and of no further force or effect, time being of the essence in the exercise of each Renewal Option and it being acknowledged and agreed by Evolent that Landlord shall be entitled to rely on any failure by Evolent to give written notice of its exercise of its Renewal Option by the date set forth herein for such exercise thereof.

All terms and conditions of this Lease shall be applicable during the Renewal Period except that the amount of Base Rent charged for each Renewal Period shall be the then “Prevailing Market Rent”, which shall be the rent for comparable office space being leased to renewal tenants in buildings of comparable size, class and location to the Building in the Ballston submarket of Virginia, taking into account such market concessions, if any, as are then being offered to renewal tenants leasing office space of a comparable size to the Premises in buildings having a comparable size, class and location to the Building in the Ballston submarket of Virginia, including, but not limited to, if applicable, market escalations, rental abatements, tenant improvement allowances and the inclusion or exclusion of a market fee for Tenant’s then current real estate advisor. If within thirty (30) days following delivery of Evolent’s notice (or a Landlord’s Offer (as hereinafter defined) which may be given by Landlord pursuant to Section 44 below), Landlord and Evolent have not mutually agreed on the Prevailing Market Rent for the Renewal Period in question (or for the Available Space in question, in the case of a Landlord’s Offer pursuant to Section 44 below), then Landlord and Tenant shall use the following method for the determination of the Prevailing Market Rent (the “3-Broker Method”): within ten (10) business days after the expiration of such thirty-day period, each party shall give written notice to the other setting forth the name and address of a Broker

(as hereinafter defined) selected by such party who has agreed to act in such capacity, to determine the Prevailing Market Rent; provided, however, that Tenant shall have the right, only within the aforesaid ten business day period, to provide Landlord with written notice of Tenant’s election to withdraw its Renewal Option, in which event said Renewal Option and all successive Renewal Options shall be null and void and of no further force or effect and the Lease shall terminate on the scheduled date of expiration or earlier termination of this Lease. If after the expiration of such ten business day period Tenant has not provided its notice to withdraw its Renewal Option, and either party has failed to select a Broker as aforesaid, the Prevailing Market Rent shall be determined by the Broker selected by the other party. Each Broker shall thereupon independently make his determination of the Prevailing Market Rent within twenty (20) days after the appointment of the second Broker. If the two Brokers’ determinations are not the same, but the higher of such two values is not more than one hundred five percent (105%) of the lower of them, then the Prevailing Market Rent shall be deemed to be the average of the two values. If the higher of such two values is more than one hundred five percent (105%) of the lower of them, then the two Brokers shall jointly appoint a third Broker within ten (10) days after the second of the two determinations described above has been rendered. The third Broker shall independently make his determination of the Prevailing Market Rent within twenty (20) days after his appointment. The highest and the lowest determinations of value among the three brokers shall be disregarded and the remaining determination shall be deemed to be the Prevailing Market Rent.

Within thirty (30) days after the later to occur of (i) the date on which Landlord and Tenant agree upon the Prevailing Market Rent or (ii) the date on which the Prevailing Market Rent is otherwise determined by the 3-broker method as aforesaid, Landlord and Evolent shall execute an amendment to this Lease setting forth the terms as to the Renewal Period. If Evolent shall fail to execute said amendment within such thirty (30) day period, Evolent shall nevertheless remain bound by the exercise thereof, and shall pay the Prevailing Market Rent as determined above.

For the purposes of this Section 43, “Broker” shall mean a real estate broker or salesperson licensed in the Commonwealth of Virginia, who has been regularly engaged in such capacity in the business of commercial office leasing in the Ballston submarket of Virginia for at least ten (10) years immediately preceding such person’s appointment hereunder. Each party shall pay for the cost of its Broker and one half of the cost of the third Broker.

44.	RIGHT OF FIRST OFFER.

A. Available Space: Evolent shall have the rights set forth in this Section 44 provided that (i) Evolent has leased at least 14,560 square feet of rentable office space on the sixth (6th) floor of the Building pursuant to Section 45 hereof, Section 46 hereof, or any combination thereof, (ii) Evolent is not then in Default and has not been in Default more than once during the Term, in each case both at the time of Landlord’s Offer (as hereinafter defined), and at the time of the commencement of the term as to the Available Space (as hereinafter defined), (iii) Evolent is then in occupancy of at least seventy-five percent (75%) of the Premises at the time of Landlord’s Offer, and at the time of the commencement of the term as to the Available Space, and (iv) the right and option of Evolent hereinafter granted shall be subject and subordinate to the right(s) and option(s) as to said Available Space of any future tenants leasing space in the Building during Landlord’s initial leasing of the Building. If after Landlord has completed its initial leasing of the Building (except for the Available Space), there then remains Available Space (as hereinafter defined) in the Building which is not the subject of any present or future rights of one or more tenants that entered into leases for space in the Building during Landlord’s initial leasing of the Building, then Evolent shall have a one-time right to receive from Landlord, prior to the leasing of said Available Space by Landlord, an offer to lease the Available Space to Evolent on the terms set forth in Landlord’s Offer, which offer shall be accepted or rejected at Evolent’s option. “Available Space” means only that office space which (a) is not located on the sixth (6th) floor of the Building, and (b) is located on a single floor of the Building and is a contiguous block of space (i.e., the Available Space shall not comprise different areas on one floor of the Building or different areas on separate floors of the Building, but the Available Space does not have to be contiguous to the Premises), and (c) comprises not more than one (1) full floor and not less than ten thousand (10,000) square feet of rentable area, and (d) is the last remaining block of space that satisfies all of the criteria in the immediately preceding clauses (a), (b) and (c). Subject to the provisions set forth hereinbelow with respect to the determination of the Prevailing Market Rent, the Available Space shall be offered to and accepted (if at all) by Evolent on the terms and conditions set forth in Landlord’s offer to Evolent as to such Available Space (“Landlord’s Offer”), which Landlord’s Offer shall contain Landlord’s determination of the Prevailing Market Rent for the Available Space, which shall mean the rent for comparable office space being leased to new tenants in buildings of comparable size, class and location to the Building in the Ballston submarket of Virginia, taking into account such market concessions, if any, as are then being offered to new tenants leasing office space of a size that is comparable to that of the Available Space in buildings of a comparable size, class and location to the Building in the Ballston submarket of Virginia, including, but not limited to, if applicable, market escalations, rental abatements, tenant improvement allowances and the inclusion of a market fee for Evolent’s then current real estate advisor. Evolent acknowledges that Landlord is under no obligation to conduct its initial leasing activities at the Building in such manner as will ensure that a single block of space will remain available for leasing hereunder. In the event that less than twenty-four (24) months are then remaining in the Term at the time of a Landlord’s Offer, then Landlord’s Offer shall also contain Landlord’s determination of the Prevailing Market Rent for the Renewal Period as to the remainder of the Premises then being leased by Evolent, and if Evolent elects to accept Landlord’s Offer with respect to the Available Space, then Evolent shall also be required to simultaneously exercise its Renewal Option set forth in Section 43 hereof, in which event (A) Evolent shall lease the Available Space upon the terms and conditions set forth In Landlord’s Offer (subject to adjustment of the Prevailing Market Rent as set forth below), and (B) Evolent shall be bound by the exercise of its Renewal Option. If Evolent disagrees with Landlord’s determination of the Prevailing Market Rent for the Available Space or the Prevailing Market Rent for the Renewal Period, but Evolent nevertheless gives timely notice of its exercise of its option to lease the Available Space, and Landlord and Evolent do not agree on the applicable Prevailing Market Rent within thirty (30) days following Landlord’s Offer, then the Prevailing Market Rent for the Available Space, the Renewal Period, or both of same, as applicable, shall be determined pursuant to the 3-Broker Method set forth in Section 43 hereof.

B. Notice; Exercise: Evolent shall give to Landlord written notice of Evolent’s exercise of its option to so lease the Available Space within fifteen (15) days after the date on which Landlord gives Landlord’s Offer to Evolent. If Evolent shall fail to exercise its option to lease the Available Space within said fifteen (15) days after the date on which Landlord’s Offer is so given by Landlord, then Landlord shall be free to offer to lease and to lease such Available Space to others and Evolent’s right to lease said Available Space shall be void and of no force or effect for the remainder of the Term of this Lease (Evolent’s right hereunder being a one time right as to such Available Space), and Landlord may lease said Available Space to others upon such terms and for such periods as shall be acceptable to Landlord (it being agreed that time shall be of the essence in Evolent’s delivery of the aforesaid notice to

Landlord and that if such written notice is not so delivered within the time aforesaid, Landlord will rely to its detriment on Evolent’s failure to give such written notice).

C. Execution of Lease Amendment: Within thirty (30) days after the date that is the later to occur of (i) the date Evolent gives written notice to Landlord of the exercise of Evolent’s option hereunder if Evolent accepts Landlord’s Offer on the terms and conditions set forth therein, or (ii) the date on which the Prevailing Market Rent is determined pursuant to the 3-Broker Method, Landlord and Evolent shall execute an amendment to this Lease setting forth the terms set forth in Landlord’s Offer as to the Available Space (or the Prevailing Market Rent determined pursuant to the 3-Broker Method, as applicable). If Evolent shall fail to execute said amendment to this Lease for the Available Space within such thirty (30) day period, Evolent shall nevertheless remain bound by the exercise thereof, upon the terms and conditions set forth in Landlord’s Offer (or the Prevailing Market Rent determined pursuant to the 3-Broker Method, as applicable).

D. Miscellaneous Provisions: Nothing set forth in this Section 44 shall be construed to give Evolent a superior right to lease any Available Space or any other space in the Building that is subject to any present or future right(s) and option(s) of any other tenant(s) in the Building. Any lease of Available Space entered into pursuant to the terms of this Section 44 shall be effective upon the date of the amendment to this Lease and the term thereof and the obligation to pay rental thereunder shall commence upon the date determined pursuant to the provisions of Landlord’s Offer, as set forth in such amendment. During the period that any Landlord’s Offer is outstanding, Landlord may proceed with negotiations with prospective tenants other than Evolent with respect to any or all of the Available Space in question, provided that Landlord may only enter into leases with respect to any such Available Space upon complying with all of the terms and conditions regarding Evolent’s right of first offer, as set forth in this Section 44. Evolent may only take Available Space hereunder in whole but not in part.

45.	HOLD SPACE PREMISES.

A. Hold Space Premises: Provided that Evolent is not then in Default and has not been in Default more than once during the Term, in each case both at the time of exercise of the option hereinafter granted and at the time of the commencement of the term as to the Hold Space Premises (as hereinafter defined), then solely during the period commencing on the Effective Date (as defined in Section 2.A. hereof) and ending on December 1, 2012 (the “Notice Outside Date”), Evolent shall have a one-time option to lease from Landlord all or a portion of that certain other office space located on the sixth (6th) floor of the Building (the “Hold Space Premises”), which Hold Space Premises shall be not less than 14,560 square feet of rentable area, and not more than 29,120 square feet of rentable area (i.e., all rentable office space on the sixth (6th) floor of the Building); provided, however, that in the event that Evolent elects to lease less than all of the office space on the sixth (6th) floor of the Building, then the Hold Space Premises shall be configured such that it runs from the rear portion of the sixth (6th) floor of the Building to the front portion of the sixth (6th) floor of the Building, as depicted on Exhibit H attached hereto. The Hold Space Premises, when so leased to Evolent, shall become part of the Premises and shall be subject to the terms and conditions of this Lease then prevailing, except as follows:

(1) The term as to the Hold Space Premises leased by Evolent pursuant to this Section 45 shall commence on the “Hold Space Premises Commencement Date”, which shall be the earlier to occur of (i) the date on which Evolent commences beneficial occupancy of the Hold Space Premises for the conduct of its business operations therein, or (ii) the first (1st) anniversary of the Lease Commencement Date under this Lease with respect to the Premises. All construction and improvements to be performed with respect to any portion of the Hold Space Premises shall be performed by Evolent, at its sole cost and expense (subject to the Hold Space Premises Tenant Allowance described in clause (5) below), in accordance with the terms and conditions of this Lease, including, but not limited to, Exhibit C attached hereto. The term as to the Hold Space Premises leased by Evolent hereunder shall continue for the remainder of the Term existing as of the Hold Space Premises Commencement Date, and the exercise of any option to extend the Term by Evolent pursuant to Section 43 of this Lease shall also include the extension of the Term for a like period as to the Hold Space Premises leased to Evolent as of the commencement date of such Renewal Period (as defined in Section 43 hereof).

(2) The rate of Base Rent for the Hold Space Premises shall be the same as the rate of Base Rent per square foot per annum with respect to the Premises then in effect on the Hold Space Lease Commencement Date, and shall escalate at the same times and in the same manner as set forth herein with respect to the Base Rent for the Premises.

(3) The Free Rent Allowance shall not apply to the Hold Space Premises, it being agreed that Evolent shall commence the payment of Base Rent for the Hold Space Premises on the Hold Space Premises Commencement Date.

(4) Upon the execution of an amendment pursuant to Section 45.C hereof, the Letter of Credit shall be amended in order to increase the Security Deposit being held hereunder by an amount equal to the product of (i) Fifty-Eight and 87/100 Dollars ($58.87) multiplied by (ii) the number of square feet of rentable area comprising the Hold Space Premises.

(5) Landlord shall deliver to Evolent and Evolent shall accept delivery of possession of the Hold Space Premises in its then “as-is” condition, and Landlord shall have no obligation to perform any improvements or alterations to the Hold Space Premises. Landlord shall make available for the performance of Hold Space Premises an allowance (the “Hold Space Premises Tenant Allowance”) in an amount equal to the product of (a) Fifty-Two and 50/100 Dollars ($52.50) multiplied by (b) the number of rentable square feet of area comprising the Hold Space Premises.

(6) From and after the Hold Space Premises Commencement Date, such Hold Space Premises shall be included in the term “Premises” as used in this Lease, and Tenant’s Proportionate Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses shall be increased proportionately.

B. Notice; Exercise:

(1) In order to exercise its right to lease the Hold Space Premises, Evolent shall provide Landlord with written notice on or before the Notice Outside Date, which notice from Evolent shall state therein the number of square feet of rentable area that Evolent desires to lease pursuant to this Section 45, provided that in no event shall the number of square feet of area comprising the Hold Space Premises be less than 14,560 rentable square feet of area. If Evolent shall fail to exercise its option to lease the Hold Space Premises on or before the Notice Outside Date, then Landlord shall be free to offer to lease and to lease such space on the sixth (6th) floor to others and Evolent’s right to lease said Hold Space Premises shall be void and of no force or effect for the remainder of the Term of this Lease (Evolent’s right hereunder being a one-time right as to such Hold Space Premises), and Landlord may lease said Hold Space Premises to others under such terms and for such periods as shall be acceptable to Landlord (it being agreed that time shall be of the essence in Evolent’s delivery of the aforesaid notice to Landlord and that, if such written notice is not so delivered within the time aforesaid, Landlord will rely to its detriment on Evolent’s failure to give such written notice).

(2) Notwithstanding the foregoing, in the event that Landlord receives from a third party prospective tenant a response to a proposal for space on the sixth (6th) floor of the Building which would encumber all or any portion of the Hold Space Premises and which is on terms that Landlord is willing to accept, then Landlord shall provide written notice to Evolent of the existence of such prospective third party tenant, in which event, if Evolent wishes to lease the Hold Space, Evolent shall give to Landlord written notice of Evolent’s exercise of its option to so lease the Hold Space Premises within five (5) business days after the date on which Landlord gives written notice to Evolent of such prospective third party tenant, and such written notice from Evolent shall set forth therein the number of rentable square feet comprising the Hold Space Premises, provided that in no event shall the Hold Space Premises leased by Evolent pursuant to this Section 45.B.(2) comprise less than 14,560 rentable square feet of area. If Evolent fails to exercise its option to lease the Hold Space Premises within said five (5) days after the date of such notice from Landlord of the existence of a prospective third party tenant, then (i) Landlord shall be free to enter into a lease with such third party tenant upon terms and conditions acceptable to Landlord in its sole and absolute discretion, and (ii) if there still exists at least 14,560 rentable square feet of area available on the sixth (6th) floor of the Building, Evolent’s rights set forth in this Section 45 with respect to any portion of the Hold Space Premises which is not the subject of such lease with such third party tenant shall remain in full force and effect through and including the Notice Outside Date as set forth above. In the event that Landlord and such third party tenant do enter into a lease for space on the sixth (6th) floor of the Building, and if there does not thereafter exist at least 14,560 rentable square feet of area available on the sixth (6th) floor of the Building, then Evolent’s right to lease any further space on the sixth (6th) floor of the Building shall be subject to the terms and conditions of Section 46 hereof (captioned “Right of First Notice Space”). In the event that Landlord and such third party tenant do not enter into a lease, then Landlord shall not be permitted to enter into a lease with a new third party tenant until such time as Landlord has notified Evolent of the existence of such new third party tenant and Evolent has failed to exercise its right to lease the Hold Space Premises within the aforementioned five (5) business day period following such notice from Landlord.

C. Execution of Lease Amendment: Within thirty (30) days after the date on which Evolent exercises its right to lease the Hold Space Premises, Landlord and Evolent shall execute an amendment to this Lease setting forth the terms set forth in this Section 45 as to the Hold Space Premises. If Evolent shall fail to execute said amendment to this Lease for the Hold Space Premises within such thirty (30) day period, Evolent shall nevertheless remain bound by the exercise thereof, upon the terms and conditions set forth in this Section 45.

46.	RIGHT OF FIRST NOTICE SPACE.

A. ROFN Space: Provided that Evolent is not then in Default and has not been in Default more than once during the Term, in each case both at the time of exercise of the option hereinafter granted and at the time of the commencement of the term as to each portion of the ROFN Space (as hereinafter defined), then if Evolent has leased a portion of the Hold Space Premises pursuant to Section 45 above but the Hold Space Premises comprises less than all of the rentable office area on the sixth (6th) floor of Building, then solely during the period commencing on the date on which Evolent has exercised its right to lease the Hold Space Premises pursuant to Section 45 above and ending on the date on which all remaining rentable office area on the sixth (6th) floor of the Building has been initially leased by Landlord, Evolent shall have a continuing option to lease from Landlord all of the remaining office space located on the sixth (6th) floor of the Building (the “ROFN Space”). The ROFN Space, when so leased to Evolent, shall become part of the Premises and shall be subject to the terms and conditions of this Lease then prevailing, except as follows:

(1) The term as to each portion of the ROFN Space leased by Evolent pursuant to this Section 46 shall commence on the “ROFN Space Commencement Date”, which shall be the later of (i) the first anniversary of the Lease Commencement Date and (ii) the one hundred twentieth (120th) day following the date on which Evolent gives Landlord notice of Evolent’s exercise of its right to lease the ROFN Space. All construction and improvements to be performed with respect to any portion of the ROFN Space shall be performed by Evolent, at its sole cost and expense (subject to the ROFN Space Premises Tenant Allowance described in clause (5) below), in accordance with the terms and conditions of the Work Agreement, the form of which is Exhibit C attached hereto. The term as to the ROFN Space leased by Evolent hereunder shall continue for the remainder of the Term existing as of the ROFN Space, and the exercise of any option to extend the Term by Evolent pursuant to Section 43 of this Lease shall also include the extension of the Term for a like period as to the ROFN Space leased to Evolent as of the commencement date of such Renewal Period (as hereinafter defined in Section 43 hereof).

(2) The rate of Base Rent for the ROFN Space shall be the same as the rate of Base Rent per square foot per annum with respect to the Premises then in effect on the ROFN Space Lease Commencement Date, and shall escalate at the same times and in the same manner as set forth herein with respect to the Base Rent for the Premises.

(3) The Free Rent Allowance shall not apply to the ROFN Space, it being agreed that Evolent shall commence the payment of Base Rent for the ROFN Space on the ROFN Space Commencement Date.

(4) Upon the execution of an amendment pursuant to Section 46.C hereof, the Letter of Credit shall be amended in order to increase the Security Deposit being held hereunder by an amount equal to the product of (i) Fifty-Eight and 87/100 Dollars ($58.87) multiplied by (ii) the number of square feet of rentable area comprising the ROFN Space.

(5) Landlord shall deliver to Evolent and Evolent shall accept delivery of possession of the ROFN Space in its then “as-is” condition, and Landlord shall have no obligation to perform any improvements or alterations to the ROFN Space. Landlord shall make available for the performance of work by Evolent in the ROFN Space an allowance (the “ROFN Space Tenant Allowance”) in an amount equal to the product of (a) Fifty-Two and 50/100 Dollars ($52.50) multiplied by (b) the quotient of (x) the number of months remaining in the initial Term as of the ROFN Space Commencement Date divided by (y) seventy-two (72) months (i.e., the number of months in the initial Term), multiplied by (c) the number of rentable square feet of area comprising the ROFN Space. [For example, in the event that Evolent leases ROFN Space comprising 5,000 square feet of rentable area, and as of the ROFN Space Commencement Date, fifty (50) months remain until the scheduled date of expiration of the initial Term, then the ROFN Space Tenant Allowance would be $181,150.00 (i.e., $52.50 x (50 ÷72) x 5,000 rentable square feet = $181,150.00)]

(6) From and after the ROFN Space Commencement Date, such ROFN Space shall be included in the term “Premises” as used in this Lease, and Tenant’s Proportionate Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses shall be increased proportionately.

B. Notice; Exercise: In the event that Landlord receives from a third party prospective tenant a response to a proposal for all or any portion of the ROFN Space which is on terms that Landlord is willing to accept, then Landlord shall provide written notice to Evolent of the existence of such prospective third party tenant, in which event Evolent shall give to Landlord written notice of

Evolent’s exercise of its option to so lease the ROFN Space within five (5) business days after the date on which Landlord gives written notice to Evolent of such prospective third party tenant. If Evolent shall fail to exercise its option to lease the ROFN Space within said five (5) business days after the date of such notice from Landlord of the existence of a prospective third party tenant, then (i) Landlord shall be free to enter into a lease with such third party tenant upon terms and conditions acceptable to Landlord in its sole and absolute discretion, and (ii) Evolent’s rights set forth in this Section 46 with respect to any remaining space on the sixth (6th) floor of the Building which is not the subject of such lease with such third party tenant shall remain in full force and effect through and including the date on which all rentable office space on the sixth (6th) floor of the Building has been leased. In the event that Landlord and such third (3rd) party tenant do not enter into a lease, then Landlord shall not be permitted to enter into a lease with a new third party tenant until such time as Landlord has notified Evolent of the existence of such new third party tenant and Evolent has failed to exercise its right to lease the applicable portion of the ROFN Space within the aforementioned five (5) business day period following such notice from Landlord.

C. Execution of Lease Amendment: Within thirty (30) days after the date on which Evolent exercises its right to lease the ROFN Space, Landlord and Evolent shall execute an amendment to this Lease setting forth the terms set forth in this Section 46 as to the ROFN Space. If Evolent shall fail to execute said amendment to this Lease for the ROFN Space within such thirty (30) day period, Evolent shall nevertheless remain bound by the exercise thereof, upon the terms and conditions set forth in this Section 46.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Deed of Lease under seal as of the day and year first above written.

LANDLORD:

NORTH GLEBE OFFICE, L.L.C., a Delaware limited liability company,

by	JBG/Company Manager IV, L.L.C., a Delaware limited liability company, Managing Member

	By:	/s/ Steve Bonacci

	Name:	Steve Bonacci
Managing Member

WITNESS/ATTEST:		TENANT:

[Corporate Seal]		EVOLENT HEALTH, INC., a Delaware corporation,

By:	/s/ Seth B. Blackley	By:	/s/ Alisha Griffey

Name:	Seth B. Blackley	Name:	Alisha Griffey

Its:	President	Its:	V.P. Finance